Exhibit 10.1

ASSET PURCHASE AGREEMENT

BY AND AMONG

HERCULES INTERNATIONAL HOLDINGS LTD.,

HALLIBURTON WEST AFRICA LTD.

AND

HALLIBURTON ENERGY SERVICES NIGERIA LIMITED

AUGUST 23, 2006

TABLE OF CONTENTS

ARTICLE I PURCHASE AND SALE OF ASSETS		1
1.1	Purchase and Sale of Assets	1
1.2	Assignment of Contracts	2
1.3	Purchase Price	2
1.4	Post-Closing Adjustment	2
1.5	Assumption of Liabilities	3
1.6	Allocation of Purchase Price	4
1.7	Purchase of Inventory on Order	4

ARTICLE II THE CLOSING		4
2.1	Time and Place of the Closing	4
2.2	Delivery of Purchased Assets	4
2.3	Procedure at the Closing	4
2.4	Loss of or Damage to Certain Purchased Assets	6

ARTICLE III REPRESENTATIONS AND WARRANTIES OF SELLER		7
3.1	Status of Seller	7
3.2	Power and Authority; Enforceability	7
3.3	No Violation	7
3.4	Brokers’ Fees	7
3.5	Purchased Assets	7
3.6	Contracts	8
3.7	Vessels	8
3.8	Compliance with Laws	9
3.9	Taxes	9
3.10	Labor; Employees	9
3.11	Environmental, Health and Safety Compliance	10
3.12	Litigation	10
3.13	Improper Payments; Export Control Matters	10
3.14	Warri Facility	11
3.15	Agency and Marketing Agreements	11
3.16	Meridien Management Agreements	11

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF BUYER		11
4.1	Entity Status	11
4.2	Power and Authority; Enforceability	11
4.3	No Violation	12
4.4	Brokers’ Fees	12

ARTICLE V PRE-CLOSING COVENANTS		12
5.1	General	12
5.2	Operation of Business Pending Closing	12
5.3	Full Access	13
5.4	Publicity; Confidentiality	13
5.5	Taxes; Duties and Customs	14

i

5.6	Employee Matters	14
5.7	Release of Vessels from Mortgages	15
5.8	Continued Use of Warri Facility	15

ARTICLE VI POST-CLOSING COVENANTS; ADDITIONAL COVENANTS		15
6.1	Further Assurances	15
6.2	Litigation Support	16
6.3	Tax Matters	16
6.4	Removal of Marks	16
6.5	Handling of Cash and Other Payments	16
6.6	Agreement Not to Compete	16
6.7	Access	17
6.8	Environmental Remediation by Seller.	17
6.9	Unassigned Contracts	18
6.10	Subcontracting of Subcontracted Contracts	19
6.11	Cooperation After Closing	19

ARTICLE VII CLOSING CONDITIONS		23
7.1	Conditions Precedent to Obligation of Buyer	23
7.2	Conditions Precedent to Obligation of Seller	23

ARTICLE VIII TERMINATION		24

ARTICLE IX INDEMNIFICATION		24
9.1	Indemnification of Buyer by Seller	24
9.2	Indemnification of Seller by Buyer	25
9.3	Notice and Defense of Third Party Claims	25
9.4	Limitations on Indemnification	26
9.5	Survival	26
9.6	Recovery	27
9.7	Exclusive Remedy	27
9.8	No Consequential Damages	27
9.9	Scope of Representations and Warranties of Seller	28
9.10	Net Indemnity Payments	28
9.11	EXPRESS NEGLIGENCE	28

ARTICLE X DEFINITIONS		29

ARTICLE XI MISCELLANEOUS		34
11.1	Entire Agreement	34
11.2	Successors	34
11.3	Assignments	34
11.4	Notices	34
11.5	Specific Performance	36
11.6	Counterparts	36
11.7	Headings	36
11.8	Governing Law	36
11.9	Amendments and Waivers	36
11.10	Severability	36
11.11	Expenses	36
11.12	Construction	36
11.13	Incorporation of Exhibits and Disclosure Schedule	37

ii

Disclosure Schedules
Schedule 1.1A	Vessels and Related Assets
Schedule 1.1B	Permits
Schedule 1.1C	Records
Schedule 1.1D	Drawings and Intellectual Property
Schedule 1.2	Assigned Contracts
Schedule 2.4	Unavailable Assets
Schedule 3.3	Consents
Schedule 3.5(a)	Encumbrances on Purchased Assets
Schedule 3.6	Affiliate Contracts
Schedule 3.7(a)	Vessel Documentation
Schedule 3.7(b)	Necessary Equipment
Schedule 3.9	Taxes
Schedule 3.10	Labor Matters
Schedule 3.11	Environmental
Schedule 3.12	Litigation
Schedule 3.14	Warri Facility
Schedule 3.15	Agency and Marketing Agreements
Schedule 6.8	Environmental Conditions
Schedule 6.10	Subcontracted Contracts

iv

Exhibits

Exhibit 1.2	Form of Assignment and Assumption of Contracts Agreement

Exhibit 1.3	Earnout Agreement

Exhibit 2.3(a)(vii)	Preferred Provider Agreement

Exhibit 2.3(a)(viii)	Form of Assignment and Assumption of Lease Agreement

Exhibit 6.10	Form of Subcontract Agreement

v

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”) is made as of August 23, 2006, by and among Hercules International Holdings, Ltd., a Cayman limited company (“Buyer”), Halliburton West Africa Ltd., a Cayman limited company] (“HWAL”), and Halliburton Energy Services Nigeria Limited, a Nigerian corporation (“HESNL” and together with HWAL, “Seller”). Buyer and Seller may be referred to herein individually as a “Party,” and collectively as the “Parties.” Except as otherwise provided herein, capitalized terms used herein shall have the meanings specified in Article X.

R E C I T A L S

WHEREAS, Seller owns and operates eight lift boat vessels and operates five lift boat vessels currently owned by Meridien Maritime and Offshore Services Limited (“Meridien”) under bareboat charters, each of which are currently operating in the coastal waters of Nigeria, in connection with Seller’s business of providing lift boat services to the offshore oil drilling industry in the waters offshore of West Africa (the “Business”); and

WHEREAS, Seller desires to transfer to Buyer, and Buyer desires to acquire from Seller, the owned lift boat vessels and certain other related assets, the contractual right to operate the lift boat vessels currently owned by Meridien, and the Warri Lease Agreement each as used in the Business, on the terms and conditions specified herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual promises herein made, and in consideration of the representations, warranties and covenants contained herein, the Parties agree as follows:

ARTICLE I

PURCHASE AND SALE OF ASSETS

1.1 Purchase and Sale of Assets. At the Closing, on the terms and subject to the conditions set forth in this Agreement, Seller will sell, convey, transfer, assign and deliver to Buyer (i) the owned vessels listed on Schedule 1.1A together with their respective engines, tackle, winches, cranes, cordage, general outfit, electronic and navigation equipment, radio installations, appurtenances, appliances, Inventory, spare parts, stores, tools and provisions designated for such vessels, whether on board or ashore (collectively, the “Equipment”), (the owned vessels and their related Equipment are referred to collectively as the “Vessels”) and certain other related assets used in the Business and listed on Schedule 1.1A, (ii) all Permits (to the extent transferable) relating to the Vessels and listed on Schedule 1.1B, (iii) all business records relating exclusively to the Vessels and listed on Schedule 1.1C (the “Records”); (iv) any technical or regulatory documentation pertaining to the Vessels that Seller may have in its possession and which is not already aboard the Vessels, including, without limitation, classification certificates, loadline certificates, radio licenses, operating manuals, vessel logs and preventive maintenance manuals (collectively, the “Vessel Documentation”); (v) all drawings and intellectual property related to the Vessels and listed on Schedule 1.1D (the “Intellectual Property”);

and (vi) the Warri Lease Agreement, together with all equipment used in the Business located at Seller’s leased shore-based facility used in the operation of the Business located in Warri, Nigeria (the “Warri Facility”). The assets described in the foregoing clauses (i) through (vi) are hereinafter collectively referred to as the “Purchased Assets.” Except for the Purchased Assets and Assigned Contracts, Buyer is not acquiring any asset or property of Seller, and all such excluded assets (the “Excluded Assets”) shall be retained by Seller.

1.2 Assignment of Contracts. At the Closing, Seller will convey, transfer and assign to Buyer the rights of Seller under the contracts designated by Buyer and listed in Schedule 1.2 or designated by Buyer in writing at least 15 days prior to the Closing (the “Assigned Contracts”) pursuant to an Assignment and Assumption of Contracts substantially in the form attached as Exhibit 1.2 hereto (the “Assignment of Contracts”). With respect to each of the Assigned Contracts that are assigned to Buyer pursuant to the Assignment of Contracts, Seller shall be entitled to all revenues, and shall retain all Liabilities under such contracts resulting from events or occurrences or relating to periods ending prior to the Effective Time (the “Retained Liabilities”).

1.3 Purchase Price. The aggregate purchase price to be paid by Buyer for the Purchased Assets and Assigned Contracts shall equal Fifty Million, Forty Thousand Dollars ($50,040,000.00), plus the Purchase Price Adjustment (the “Purchase Price”), which shall be payable in accordance with Section 2.3, plus any amounts paid under the Earnout Agreement, a form of which is attached hereto as Exhibit 1.3. The Purchase Price shall be subject to adjustment pursuant to Section 2.4.

1.4 Post-Closing Adjustment.

(a) As soon as practicable and in any event prior to the 30th day after the Closing Date, Seller will cause to be prepared in writing and delivered to Buyer, a statement setting forth Seller’s calculation of the Final Inventory Amount, certified by a proper officer of Seller to be true and correct, based on a physical inspection and count of all of the consumables, inventories and spare parts designated for the Vessels, whether onboard or ashore (the “Inventory”). Seller shall provide to Buyer invoices or other documentation in reasonable detail to support its calculation of the Final Inventory Amount. Buyer will permit representatives of Seller to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of Buyer, to all Vessels, premises, properties, personnel, books, records and documents related to Seller’s preparation of its statement setting forth Seller’s calculation of the Final Inventory Amount, and will furnish copies of all such books, records and documents as Seller may reasonably request.

(b) The statement of the Final Inventory Amount will be final and binding on Buyer and Seller unless, within 30 days following the delivery of the statement setting forth Seller’s calculation of the Final Inventory Amount, Buyer notifies Seller in writing that Buyer does not accept as correct the Final Inventory Amount set forth on such statement. Any objection made by Buyer shall be accompanied by materials showing in reasonable detail Buyer’s support for its determination of the Final Inventory Amount. If Buyer timely delivers an objection notice respecting the Final Inventory Amount, Buyer and Seller shall meet promptly to resolve any differences in their respective calculations of the Final Inventory Amount. Each

Party may revise its calculations of the Final Inventory Amount by providing such Final Inventory Amount in writing to the other Party prior to submitting such matter to arbitration under Section 1.4(c). If the parties are unable to agree upon the same dollar value of the Final Inventory Amount within 15 days following Seller’s receipt of Buyer’s objection notice, Buyer or Seller may submit the matter to be resolved through the procedure described below in Section 1.4(c).

(c) After 15 days following Seller’s receipt of Buyer’s objection pursuant to Section 1.4(b), Buyer or Seller may refer a controversy or claim concerning the Final Inventory Amount to the CPA Firm. The CPA Firm shall be required to adopt the Final Inventory Amount submitted to the CPA Firm by either Buyer or Seller (and such Final Inventory Amount submitted by Buyer and Seller must be the same as those each Party furnished to the other before the controversy was submitted to resolution under this Section 1.4(c)) within 30 days following receipt of Buyer’s or Seller’s referral (and the CPA Firm shall have no power whatsoever to reach any other result), and, subject to the foregoing restriction, the CPA Firm shall adopt the resolution that in its judgment is the more fair, equitable and in conformity with this Agreement. If at any time the parties resolve their dispute after referral to the CPA Firm, then notwithstanding the preceding provisions of this Section 1.4(c), the CPA Firm’s involvement promptly shall be discontinued and the Final Inventory Amount shall be revised, if necessary, to reflect such resolution and thereupon shall be final and binding on Seller and Buyer. The losing Party shall bear all costs and expenses of the CPA Firm incurred in resolving the dispute; provided, however, that if the amount is determined by agreement of the parties following the designation of the CPA Firm, the parties each shall pay one-half of any costs and expenses of the CPA Firm already designated. The determination and decision of the CPA Firm shall be final and nonappealable and shall be valid and binding upon Buyer and Seller and their successors and assigns and may be enforced in any court of competent jurisdiction.

(d) To the extent that the Final Inventory Amount differs from the Initial Inventory Amount, the Purchase Price will be adjusted, upward or downward, on a dollar-for-dollar basis, to reflect such difference. If the Final Inventory Amount is greater than the Initial Inventory Amount, the Buyer will deliver to Seller, within 5 days of the Final Inventory Amount becoming final hereunder, an amount equal to the Final Inventory Amount less the Initial Inventory Amount. If the Initial Inventory Amount is greater than the Final Inventory Amount, Seller will refund to the Buyer, within 5 days of the Final Inventory Amount becoming final, an amount equal to the Initial Inventory Amount less the Final Inventory Amount

1.5 Assumption of Liabilities. Subject to the terms and conditions of this Agreement, from and after the Closing, Buyer agrees to assume (a) all Liabilities first arising, or to be performed, and attributable to the ownership and operation of the Purchased Assets at and after the Effective Time under any Assigned Contract and (b) after the fifth anniversary of the Closing Date (or, with respect to a matter which is the subject of an indemnification obligation of Seller described in either Section 9.5(y) or (z), after the expiration of the period provided in the applicable Section), any Liabilities that arise out of, relate to, result from or are attributable to the ownership and operation of the Purchased Assets prior to and after the Effective Time (together, (a) and (b) shall constitute the “Assumed Liabilities”), and none other. Buyer shall be entitled to receive all revenues relating to periods on or after the Effective Time. Except for the Assumed Liabilities or as otherwise expressly provided for herein, Buyer will not assume or otherwise become liable for any Liabilities of Seller or any of its affiliates, including any Liabilities related to the Vessels, Business or Excluded Assets.

1.6 Allocation of Purchase Price. Prior to the Closing Date, Buyer and Seller shall cooperate in good faith to agree to an allocation of the Purchase Price. Buyer and Seller will use such allocation of the Purchase Price as the basis for reporting asset values and other items for purposes of all required tax returns (including any tax returns required to be filed under Section 1060(b) of the Code and the treasury regulations thereunder). Buyer and Seller shall not assert, in connection with any audit or other proceeding with respect to taxes, any asset values or other items inconsistent with such agreed allocation of the Purchase Price.

1.7 Purchase of Inventory on Order. Within 45 days following the Closing, Buyer will purchase from Seller any equipment or other materials that were ordered by Seller in the ordinary course of business, consistent with past practices, prior to the Closing for use upon the Vessels or as part of Inventory, but were not delivered or invoiced prior to the Closing, provided that Buyer’s obligation to make payment for any such item shall be suspended until such item is actually delivered to Buyer. The purchase price for such equipment and Inventory shall be equal to the invoiced amount owed by Seller.

ARTICLE II

THE CLOSING

2.1 Time and Place of the Closing. The closing of the transactions contemplated hereby (the “Closing”) will take place at the offices of Andrews Kurth LLP in Houston, Texas, or at such other location agreed by the Parties, commencing at 9:00 a.m., Houston time, on November 1, 2006; provided that the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby has occurred (other than conditions with respect to actions the respective Parties will take at the Closing itself), or such other date as the Parties may mutually determine (the “Closing Date”). The Closing shall be deemed consummated and effective as of the close of business on the Closing Date (the “Effective Time”).

2.2 Delivery of Purchased Assets. At the Effective Time, title, ownership and possession of the Purchased Assets shall pass to Buyer, and Buyer shall take possession of the Purchased Assets free and clear of all Encumbrances wherever they are located at the Effective Time.

2.3 Procedure at the Closing.

(a) At the Closing, Seller shall deliver, or cause to be delivered, to Buyer:

(i) (A) a Bill of Sale, Assignment and Assumption Agreement, in customary form and reasonably agreeable to the Parties, duly executed by Seller, and (B) notarized Bills of Sale for each Vessel and in form suitable for recording with the Panamanian Registry (the items set forth in subsections (A) and (B) are collectively referred to as the “Bills of Sale”);

(ii) the Assignment of Contracts, duly executed by Seller;

(iii) a certificate from each Seller, duly executed by an officer or manager of such Seller, certifying as to the matters set forth in Sections 7.1(a) and (b);

(iv) all of the Records, Permits, Vessel Documentation and Intellectual Property (provided that Seller may retain copies of such documentation);

(v) evidence of the Transcripts of Registry and other consents and releases referred to in Sections 5.7 and 7.1(c);

(vi) a Protocol of Delivery and Acceptance for each Vessel in a form acceptable to the Panamanian Registry (the “Protocols of Delivery and Acceptance”), duly executed by the applicable Seller;

(vii) a Preferred Provider Agreement (the “Preferred Provider Agreement” duly executed by Seller, in the form attached as Exhibit 2.3(a)(vii) hereto;

(viii) an Assignment and Assumption of Lease Agreement (the “Assignment of Lease Agreement”) duly executed by Seller, in the form attached as Exhibit 2.3(a)(viii) hereto;

(ix) a certified copy of the resolutions of Seller’s board of directors or similar governing body authorizing the transactions contemplated hereby;

(x) licenses (or proof of license or registration) for each Vessel for participation in Nigeria’s coastal trade, including, without limitation, licenses (or proof of license or registration) with the Special Register for Vessels and Ship Owning Companies engaged in Cabotage;

(xi) copies of any purchase orders made by Seller for equipment ordered but not received on or prior to the Closing Date;

(xii) waivers from Nigeria build, ownership and manning requirements or evidence of applications and payment for the waiver of such requirements; and

(xiii) such other instruments and documents as Buyer may reasonably require.

(b) At the Closing, Buyer shall deliver, or cause to be delivered, to Seller:

(i) the Purchase Price, as adjusted pursuant to Section 2.4, in immediately available funds by wire transfer to the account designated by Seller in writing at least two Business Days prior to the Closing Date;

(ii) the Bills of Sale, duly executed by Buyer;

(iii) the Assignment of Contracts, duly executed by Buyer;

(iv) a certificate, duly executed by an officer of Buyer, certifying as to the matters set forth in Sections 7.2(a) and (b);

(v) the Protocols of Delivery and Acceptance, each duly executed by Buyer;

(vi) the Assignment of Lease Agreement, duly executed by Buyer;

(vii) the Preferred Provider Agreement duly executed by Buyer; and

(viii) such other instruments and documents as Seller may reasonably require.

2.4 Loss of or Damage to Certain Purchased Assets.

(a) If, between the date of this Agreement and the Effective Time there is an actual total casualty loss, a constructive total casualty loss or a compromised total casualty loss, as determined by Noble Denton (collectively, a “Total Loss”) of any vessel identified on Schedule 2.4, including by governmental or private seizure or arrest, forced sale or other involuntary transfer (“Unavailable Assets”), then the Purchase Price shall be reduced by the value ascribed to such Unavailable Asset(s) in Schedule 2.4 and the subject vessel shall not be sold hereunder.

(b) If, between the date of this Agreement and the Effective Time, any Purchased Asset is damaged, but not a Total Loss, then no Purchase Price adjustment shall be made and Seller shall be responsible for repairing such Purchased Asset at Seller’s sole cost and Buyer shall make such Purchased Asset available to Seller, at no cost to Seller, after the Closing for the purpose of repairing it; provided, however, that Seller shall not be obligated to repair any Purchased Asset if the cost of such repair is not reasonably expected to exceed $50,000. Seller shall use commercially reasonable efforts to complete all such repairs in as short a time as possible, and in any event Seller shall complete all such repairs within 60 days after the Closing Date. The adjustment mechanism described in this Section 2.4 will not be applied with respect to any Purchased Asset that has been replaced by Seller by a similar asset of comparable value that is acceptable to Buyer and where such Purchased Asset is in an appropriate condition to conduct the Business as presently conducted by the Purchased Asset it is replacing.

(c) The adjustment mechanism described in Section 2.4(a) will be applied and the Parties will be required to proceed with the Closing so long as the estimated adjustment pursuant to Section 2.4(a) would not exceed $5,000,000.00. If the estimated adjustment pursuant to Section 2.4(a) would exceed $5,000,000.00, then Buyer or Seller may, at its option, either continue to apply the adjustment mechanism and proceed with the Closing or terminate this Agreement without consummating the transactions contemplated hereby.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer as follows, except as set forth on the Disclosure Schedule:

3.1 Status of Seller. HWAL is duly organized, validly existing and in good standing under the laws of the Cayman Islands. HESNL is duly organized, validly existing and in good standing under the laws of Nigeria. Seller has the power and authority to own, lease and operate the Purchased Assets and to conduct the Business. Seller is duly authorized, qualified or licensed to do business as a foreign entity and is in good standing in each jurisdiction in which its right, title or interest in or to any of the Purchased Assets or the conduct of the Business requires such authorization, qualification or licensing, except where the failure to be so qualified would not have a Material Adverse Effect on the Business or the Purchased Assets. There is no pending or, to the Knowledge of Seller, threatened, action for the dissolution, liquidation, insolvency or rehabilitation of Seller.

3.2 Power and Authority; Enforceability. Seller has the power and authority to execute and deliver each Transaction Document to which it is a party, and to perform and consummate the transactions contemplated thereby. Seller has taken all actions necessary to authorize the execution and delivery of each Transaction Document to which it is party, the performance of its obligations thereunder, and the consummation of the transactions contemplated thereby. Each Transaction Document to which Seller is a party or by which Seller is bound has been or will be duly authorized, executed and delivered by, and is or will be enforceable against, Seller, except as such enforceability may be subject to the effects of bankruptcy, insolvency, reorganization, moratorium or other Laws relating to or affecting the rights of creditors and general principles of equity.

3.3 No Violation. Except as set forth on Schedule 3.3, the execution and the delivery of the Transaction Documents by Seller and the performance and consummation of the transactions contemplated thereby by it will not (a) breach in any material respect any Law or Order to which Seller is subject or any provision of Seller’s organizational documents, (b) breach in any material respect any contract, Order or Permit to which it is a party or by which it is bound or to which any of its assets is subject, (c) require the giving of notice to, or the consent of, any Person, or (d) result in the creation of any Encumbrances.

3.4 Brokers’ Fees. Seller has no Liability to pay any compensation to any broker, finder or agent with respect to the transactions contemplated hereby for which Buyer could become directly or indirectly liable.

3.5 Purchased Assets.

(a) Except as set forth in Schedule 3.5(a), Seller is vested with good and indefeasible title to all leasehold estates created under the Warri Lease Agreement and has good, valid and marketable title to all of the other Purchased Assets being conveyed hereunder. All Encumbrances or other exceptions referenced in Schedule 3.5(a) shall be released or otherwise satisfied prior to the Closing. All rent and other amounts due under the Warri Lease Agreement have been duly paid and are not subject to any offset or Encumbrance by any Person.

(b) All of the Purchased Assets, including the Equipment, is usable in the ordinary course of Seller’s Business. All of the Purchased Assets, including the Vessels and the Equipment, have been properly imported into Nigeria, including the proper and timely payment of all applicable import duties and preparation and processing of all applicable import documentation.

(c) The Purchased Assets and the Assigned Contracts are sufficient for the conduct of the Business as currently conducted.

3.6 Contracts. Seller has delivered to Buyer a correct and complete copy of each Assigned Contract (as amended to date), including the contracts related to the management of the lift boat vessels owned by Meridien (the “Meridien Management Agreements”). With respect to each such contract: (a) such contract was duly and validly executed and delivered by Seller and, to the Knowledge of Seller, the other parties thereto; (b) the contract is legal, valid, binding, and enforceable against Seller and, to the Knowledge of Seller, the other parties thereto, except as such enforceability may be subject to the effects of bankruptcy, insolvency, reorganization, moratorium or other Laws relating to or affecting the rights of creditors and general principles of equity, and is in full force and effect; (c) Seller has not, and to the Knowledge of Seller, no other party has, repudiated any material provision of such contract; and (d) Seller is not in material default or breach of any of its obligations under such contract and, to the Knowledge of Seller, no event has occurred which with notice or lapse of time would constitute a material breach or default of any obligation of Seller or permit any termination, material modification or acceleration of such contract. Except for those contracts set forth on Schedule 6.10, Seller has, or will have prior to the Closing Date, terminated, without obligation or Liability to Buyer, any and all contacts with Seller’s affiliates with respect to the Vessels or the Business.

3.7 Vessels.

(a) At the Closing, the Vessels shall be free and clear of all Encumbrances. Except as disclosed on Schedule 3.7(a), the Vessels are duly documented under the laws and flag of Panama solely in the name of Seller. Except as disclosed on Schedule 3.7(a), the Vessels are operating in Nigerian waters and are operating in compliance with the Nigerian Coastal and Inland Shipping (Cabotage) Act of 2003. With respect to each Vessel that is required to be classed, such Vessel has a valid and unextended class certificate without condition or recommendation, and the class of such Vessel is maintained without condition or recommendation. With respect to each Vessel that is required to have a certificate of inspection, such Vessel has a valid certificate of inspection, valid for at least 12 months from the time of inspection. All repairs and maintenance on the Vessels have been performed and satisfactorily completed in accordance with all requirements of all applicable Governmental Authorities, including their flag state, and all applicable classification societies (or, in the case of any Vessel that does not have a current class certificate, in accordance with the requirements of the classification society that issued the last class certificate).

(b) Each Vessel holds in full force all licenses, certificates and permits and rights required for operation in the manner vessels of its kind are being operated in the trade in which such Vessel is presently being operated, free of any reportable exceptions or other notations of record. Each Vessel is afloat and in satisfactory operating condition for use in the operations for which it is intended to be used. Each of the Vessels have been maintained by Seller in conformity with its customary past practices and industry standards for vessels of such type and Seller has delivered to Buyer complete and accurate copies of the maintenance logs for each of the Vessels. Each of the Vessels is in the same condition it was in on the date each such Vessel was surveyed and inspected by Buyer’s representatives, normal wear and tear excepted. Except as disclosed on Schedule 3.7(b), each Vessel has all of the equipment necessary to operate the Vessel as currently operated.

3.8 Compliance with Laws. Except with respect to Environmental Laws, which are addressed exclusively in Section 3.11, Seller is, and at all times since July 31, 2003, has been, in full compliance in all material respects with all Laws and Orders that are or were applicable to it, its Business or the Purchased Assets. To Seller’s Knowledge, no event has occurred or circumstances exist that (with or without notice or the lapse of time) may constitute or result in a material violation by Seller of any Law or Order applicable to it, its Business or the Purchased Assets. Seller has not received, at any time since July 31, 2003, any notice or other communication, written or otherwise, from any Governmental Authority or any other Person regarding any actual, alleged or potential violation, or failure to comply with, any Law or Order applicable to it, its Business or the Purchased Assets.

3.9 Taxes. Except as set forth on Schedule 3.9, Seller has duly and timely prepared and filed with the appropriate Governmental Authorities all returns, reports, information returns or other documents filed or required to be filed with such Governmental Authorities on or before the Closing Date with respect to Taxes and has paid or will timely pay any Taxes (whether or not shown on any documents filed with Governmental Authorities) other than Transfer Taxes as defined in Section 5.6 or other amounts due in respect thereof.

3.10 Labor; Employees.

(a) As of the Closing Date, Schedule 3.10(a) lists all employees working on the Vessels (the “Vessel Crew”), their job title, their date of hiring or engagement, their date of commencement of employment or engagement, their current rate of pay and any and all commissions, bonuses, benefits or other compensation arrangements between Seller and each of such employees.

(b) As of the Closing Date, Schedule 3.10(b) lists all employees directly employed by Seller in the Business (the “Direct Employees”, and together with Seller’s temporary and third-party supplied labor, the “Business Personnel”), their job title, their date of hiring or engagement, their date of commencement of employment or engagement, their current rate of pay and any and all commissions, bonuses, benefits or other compensation arrangements between Seller and each of such employees.

(c) Schedule 3.10(c) lists each collective bargaining unit and Seller’s Business Personnel who are subject to such collective bargaining unit. To Seller’s Knowledge except as disclosed on Schedule 3.10(c), there are no other threatened or contemplated union actions or disputes or any other attempts to organize for collective bargaining purposes any of the Business Personnel. Employment by the Buyer of the Direct Employees will not trigger any bonus, severance or acceleration of any benefits under contract or applicable law or otherwise.

(d) There are no Liabilities under any of Seller’s Plans that would subject Buyer or the Vessels to any taxes, penalties or other Liabilities.

3.11 Environmental, Health and Safety Compliance. Except as described in Schedule 3.11 and except where the failure of any of the following statements to be true would not reasonably be expected to result in a Material Adverse Effect:

(a) Seller is and since July 31, 2003 has been in compliance with all Environmental Laws with respect to the Vessels, the Warri Facility and its Business, including Laws regarding safety and health standards; removal, shipping, dislodging, cutting, drilling or other disturbance of asbestos-containing materials; and the disposal of any asbestos or asbestos-containing products or materials;

(b) to Seller’s Knowledge, neither Seller, the Vessels, the Business nor the Warri Facility are subject to any remedial obligations under any Environmental Laws;

(c) to Seller’s Knowledge, Seller has obtained or filed and is in compliance with all notices, permits, or similar authorizations, if any, required to be obtained or filed under any Environmental Law in connection with the current operation of the Vessels, the Business or the Warri Facility;

(d) to Seller’s Knowledge, there are no past, pending or threatened investigations, proceedings or claims against Seller, the Vessels, the Business or the Warri Facility relating to the presence, release or remediation of any Hazardous Material related to the Vessels, the Business or the Warri Facility or for non-compliance with any Environmental Law related to the Vessels, the Business or the Warri Facility;

(e) to Seller’s Knowledge, there are no conditions or circumstances which exist or have existed with respect to Seller, the Vessels, the Business or the Warri Facility for non-compliance with any Environmental Law related to the Vessels, the Business or the Warri Facility;

(f) to Seller’s Knowledge, there are no conditions or circumstances which exist with respect to Seller, the Vessels, the Business or the Warri Facility, including the offsite disposal of Hazardous Materials, that could impose any Liability on Buyer with respect to any Environmental Law; and

(g) Seller has not (i) received any written notice of noncompliance with, violation of, or Liability or potential Liability under any Environmental Laws related to the Vessels, the Business or the Warri Facility nor (ii) entered into any consent decree, order or other similar agreement related to the Vessels, the Business or the Warri Facility.

3.12 Litigation. Except as described in Schedule 3.12, there is no litigation or proceeding (including any condemnation proceeding) affecting or relating to the Purchased Assets pending (with service or other written notice having been made or otherwise delivered to or received on behalf of Seller) or, to the Knowledge of Seller, threatened. There is no claim or governmental investigation affecting or relating to the Purchased Assets pending or, to the Knowledge of Seller, threatened.

3.13 Improper Payments; Export Control Matters. To the Knowledge of Seller, Seller and its representatives have not, directly or indirectly, in connection with the Business made or agreed to make any payments, gifts or contributions to any Person connected with or related to any Governmental Authority, except payments, gifts or contributions required or allowed by applicable Law. Seller’s internal controls and procedures are sufficient to cause Seller to comply in all material respects with the Foreign Corrupt Practices Act of 1977 in operating the Business. Seller’s operations with respect to the Business have at all times been in compliance in all material respects with all Laws and Orders relating to export control and trade embargoes.

3.14 Warri Facility. Schedule 3.14 contains an accurate description (by location, name of lessor, date of Lease and term expiry date) of Seller’s Warri Facility and a true and correct legal description of the real property underlying the Warri Facility (the “Real Property”). Use of the Real Property for the various purposes for which it is presently being used is permitted in all material respects as of right under all applicable legal requirements. Except as described in Schedule 3.11, the Warri Facility is in compliance in all material respects with all applicable legal requirements and is in good repair and in good condition, ordinary wear and tear excepted. The lease for the Warri Facility (the “Warri Lease”) is in full force and effect and Seller is not in default or breach of any of its obligations under the Warri Lease and has not repudiated any material provision of the Warri Lease. Except as set forth in Schedule 3.14, no part of the Warri Facility encroaches in any material respect on any real property not included in the Real Property, and there are no buildings, structures, fixtures or other Improvements primarily situated on adjoining property which encroach in any material respect on any part of the Real Property.

3.15 Agency and Marketing Agreements. Schedule 3.15 lists a complete list of all agency, representation and marketing agreements that relate to the Business.

3.16 Meridien Management Agreements. To the Knowledge of Seller, none of the other parties to the Meridien Management Agreements are in breach or default of such party’s obligations thereunder and no event has occurred which with notice or lapse of time would constitute a breach or default of any obligation of the other parties thereto. To Seller’s Knowledge, no conditions or circumstances exist which could reasonably be expected to impair Seller’s ability to assign the Meridien Management Agreements to Buyer as contemplated by this Agreement. With respect to the Meridien Management Agreements, there is no inaccuracy in any representation or warranty contained in Section 3.6 hereof.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller as follows:

4.1 Entity Status. Buyer is a limited company duly created, formed or organized, validly existing and in good standing under the Laws of the Cayman Islands. There is no pending or, to the Knowledge of Buyer, threatened, action for the dissolution, liquidation, insolvency or rehabilitation of Buyer. Buyer is duly authorized, qualified or licensed to do business as a foreign entity and is in good standing in Nigeria.

4.2 Power and Authority; Enforceability. Buyer has the power and authority to execute and deliver each Transaction Document to which it is party, and to perform and consummate the transactions contemplated thereby. Buyer has taken all action necessary to authorize the execution and delivery of each Transaction Document to which it is party. Each Transaction Document to which Buyer is party has been or will be duly authorized, executed and delivered by, and is or will be enforceable against, Buyer, except as such enforceability may be subject to the effects of bankruptcy, insolvency, reorganization, moratorium or other Laws relating to or affecting the rights of creditors and general principles of equity.

4.3 No Violation. The execution and delivery of the Transaction Documents to which Buyer is party and the performance and consummation of the transactions contemplated thereby by Buyer will not (a) breach in any material respect any Law or Order to which Buyer is subject or any provision of its organizational documents, (b) breach in any material respect any contract, Order or Permit to which Buyer is a party or by which it is bound or to which any of its assets is subject or (c) require the giving of notice to, or the consent of, any Person, other than notice to Buyer’s lenders, if required.

4.4 Brokers’ Fees. Buyer has no Liability to pay any compensation to any broker, finder or agent with respect to the transactions contemplated hereby for which Seller could become liable.

ARTICLE V

PRE-CLOSING COVENANTS

The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing Date, except as otherwise expressly provided in this Article V:

5.1 General. Each Party will use commercially reasonable efforts to take all actions and to do all things necessary, proper or advisable to consummate, make effective and comply with all of the terms of this Agreement and the transactions contemplated hereby (including satisfaction, but not waiver, of the Closing conditions set forth in Article VII).

5.2 Operation of Business Pending Closing. Seller will not engage in any practice, take any action or enter into any transaction outside the ordinary course of the Business and will continue to operate the Purchased Assets in a manner consistent with the past practices of the business, including maintenance and repair of the Vessels and related equipment. Without limiting the foregoing:

(a) other than a forced sale because of a Total Loss, Seller will not sell, transfer or assign any of the Purchased Assets or agree to sell, transfer or assign any of the Purchased Assets, other than inventory used in the ordinary course of business;

(b) Seller will not impose or permit to be imposed any Encumbrance upon any of the Purchased Assets;

(c) Seller will keep in full force and effect the currently existing insurance coverage on the Purchased Assets;

(d) Seller will not enter into any contract or charter (or similar arrangement) with a term greater than 30 days with respect to the Vessels without the prior consent of Buyer;

(e) Seller will inform Buyer as promptly as practicable of the occurrence of any destruction, material damage or material loss of any Purchased Asset;

(f) Seller will perform in all material respects its obligations under all agreements that are related to any of the Purchased Assets;

(g) Seller will continue to purchase supplies and similar items in the ordinary course of business, and will continue to replenish inventory and spare parts on the Vessels in accordance with past practices;

(h) Seller will continue to maintain and operate the Vessels in conformity with the past practices of Seller; and

(i) Seller will use commercially reasonable efforts to keep intact the relationships of the Business with its licensors, suppliers, customers and employees.

5.3 Full Access. Seller will permit representatives of Buyer to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of Seller, to all Vessels, premises, properties, personnel, books, records and documents related to the ownership or operation of the Purchased Assets and the Business (but excluding any such books, records and documents relating exclusively to the businesses of Seller other than the Business), and will furnish copies of all such books, records and documents as Buyer may reasonably request; provided, however, that Seller shall not be obligated to provide Buyer with access to any books and records regarding Seller’s employees if providing such records would be prohibited by applicable Laws. Seller shall also arrange with Meridien for Buyer to have full access at all reasonable times to the vessels and related assets that are the subject of the Meridien Management Agreements. The foregoing provisions on access shall apply from the date hereof until the Closing or earlier termination of this Agreement.

5.4 Publicity; Confidentiality. The Parties shall consult with each other prior to issuing any press release or any written public statement with respect to this Agreement or the transactions contemplated hereby, and shall not issue any such press release or written public statement without the prior written consent of the other Party, which consent shall not be unreasonably withheld. Except as may be required by Law or as otherwise expressly contemplated herein, neither Buyer nor its employees, agents or representatives shall disclose to any third party this Agreement, the subject matter or terms hereof or any Confidential Information without the prior written consent of Seller; provided, however, that Buyer may disclose any such Confidential Information as follows: (a) to Buyer’s employees, lenders, counsel or accountants who have agreed to be subject to the requirements of this Section 5.4, (b) to comply with any applicable Law or Order, provided that prior to making any such disclosure, Buyer notifies Seller of any action or proceeding of which it is aware that may result in disclosure and uses its commercially reasonable efforts to limit or prevent such disclosure or (c) to comply with Buyer’s requirements under the Securities Act of 1933, as amended (the “Securities Act”), and the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

5.5 Taxes; Duties and Customs.

(a) Any transfer taxes, stamp taxes, recording, registration, sales and use taxes, value added taxes or any similar taxes relating to the sale or purchase of the Purchased Assets hereunder and for any related interest and penalties (and including any attorneys’ or accountants’ fees associated with contesting such tax upon written agreement of the Parties) (collectively, “Transfer Taxes”) that are imposed by any Governmental Authority, including by the country of Nigeria or any Governmental Authority within Nigeria, shall be paid and apportioned equally among Buyer and Seller. Buyer or Seller, as appropriate, shall (i) comply with any laws or rules of any Governmental Authority relating to such Transfer Taxes; (ii) duly and timely prepare and file any documents required to be filed by any Governmental Authority relating to such Transfer Taxes and provide complete and true copies of such documents to the other party; and (iii) properly withhold and remit to a Governmental Authority any amounts of such Transfer Taxes subject to withholding. The Parties shall use commercially reasonable efforts to minimize the amounts of Transfer Taxes to the extent reasonably practicable. Seller shall bear all taxes (i) that relate to the ownership, operation or storage of the Vessels and other Purchased Assets prior to and through the Effective Time and (ii) all income, capital gains or similar taxes that are assessed on account of, or arise as a result of, the transactions contemplated by this Agreement. Buyer shall bear all taxes that relate to the ownership, operation or storage of the Vessels and the other Purchased Assets after the Effective Time.

(b) Seller and Buyer agree to cooperate with each other in order to reduce any customs or import duties or similar charges assessed or assessable against either Seller or Buyer in connection with the sale or purchase of the Purchased Assets hereunder; including, without limitation, transferring title to the Vessels in mutually acceptable locations in international waters on the Closing Date.

5.6 Employee Matters. Except as contemplated in Sections 6.9, 6.10 and 6.11:

(a) Immediately prior to the Effective Time, Seller shall terminate all the Business Personnel, and the Buyer shall offer to hire or otherwise offer to contract for or engage all of Seller’s Business Personnel on terms and conditions that are substantially similar in the aggregate to those in effect for Buyer’s similarly situated employees. Buyer agrees to employ all Business Personnel who accept an offer of employment from Buyer for a period of 12 months from the Effective Time, except in the case of a Force Majeure Event or documented employee misconduct in violation of the codes of conduct of Buyer applicable to all Buyer’s employees in Nigeria and applied consistent with past practice. Seller shall pay in full all compensation, bonuses, accrued severance and other payments that may result from the termination of employment by Seller of any Business Personnel and any compensation (including accrued vacation) due such employees up to and including the Effective Time. Upon request of Buyer and subject to applicable Law, Seller shall provide Buyer access to, and provide data regarding, employment information concerning the Direct Employees, including, without limitation, personnel files, records, agreements, contracts and policies as Buyer may reasonably request. Buyer shall not assume any severance or other similar obligations of Seller related to the termination of employment of any of the Business Personnel. Seller shall pay any severance and other obligations without regard to whether any of the Business Personnel accepts or declines Buyer’s offer of employment.

(b) Buyer shall not assume any Plan, program, policy, practice or arrangement of Seller. Seller shall have no responsibility for, and Buyer shall be responsible for and shall indemnify Seller for, any and all Liabilities, obligations and claims of any kind arising out of employment of the Direct Employees by Buyer after the Effective Time. Buyer shall have no responsibility for, and Seller shall be responsible for and shall indemnify Buyer for, any and all Liabilities, obligations and claims of any kind arising out of employment of any Business Personnel by Seller before the Effective Time, arising from or related to the termination of employment of any Business Personnel by Seller, including any severance or other similar obligations (the “Employee Liabilities”). Buyer shall not be deemed to be a successor employer to Seller with respect to any employee benefit plans or programs of Seller, and no plan or program adopted or maintained by Buyer after the Closing Date is or shall be deemed to be a “successor plan,” as such term is defined in Employee Retirement Income Security Act or the Code, of any such plan or benefit program of Seller.

(c) Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement shall cause duplicate benefits to be paid or provided to or with respect to the Direct Employees under any employee benefit policies, Plans, arrangements, programs, practices, or agreements of Seller or Buyer.

5.7 Release of Vessels from Mortgages.

(a) On or before the Closing Date, Seller shall cause the Vessels and the Warri Facility to be released from any mortgages or other Encumbrances encumbering them and shall deliver Transcripts of Registry dated on the Closing Date showing the Vessels to be free of Encumbrances.

(b) Seller shall be solely responsible for the payment of any release fees, recording fees or other costs associated with such releases.

5.8 Continued Use of Warri Facility. During the remaining term of the Warri Lease Agreement, Buyer agrees to maintain and utilize the Warri Facility in a similar or more extensive manner than such facility was utilized by Seller during the six month time period immediately prior to the Effective Time; provided, however, that Buyer shall not be required to maintain and utilize the Warri Facility during the remaining term of the Warri Lease Agreement if an event occurs that results in Unreasonable Interference with Buyer’s use of the Warri Facility. In the event Seller acquires any interest in the Warri Facility as a result of any of the matters specified on Schedule 3.12, Seller shall not cause any Unreasonable Interference with Buyer’s use of the Warri Facility as a result of Seller’s acquisition of such interest in the Warri Facility.

ARTICLE VI

POST-CLOSING COVENANTS; ADDITIONAL COVENANTS

6.1 Further Assurances. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each Party will take such further action (including, but not limited to, the execution and delivery of such further instruments and documents or the delivery of such further information or consents) as the other Party reasonably may request, all at the requesting Party’s sole cost and expense.

6.2 Litigation Support. So long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against any Person other than the other Party in connection with (a) the transactions contemplated by this Agreement, (b) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction involving any of the Purchased Assets or Assigned Contracts or (c) in the case of Seller and at times reasonably acceptable to Buyer with advance notice, any other matter in which any of the Direct Employees is needed to testify or provide evidence or support with respect to, the other Party will cooperate with such Party and such Party’s counsel in the contest or defense, make available their personnel and provide such testimony and access to their books and records as shall be necessary in connection with the contest or defense, at the sole cost and expense of the contesting or defending Party.

6.3 Tax Matters. After the Closing, the Parties will cooperate fully with each other, on a commercially reasonable basis, in connection with the preparation, signing and filing of tax returns and in any administrative, judicial or other proceeding involving taxes relating to the Purchased Assets, including the furnishing or making available of records, books of account or other materials.

6.4 Removal of Marks. As soon as reasonably practicable following the Closing, but in any event within 60 days after the Closing Date, Buyer shall remove, or cause to be removed, from all Purchased Assets any markings bearing Seller’s name (including any variations or derivations thereof) or any trademarks, trade names or logos of Seller.

6.5 Handling of Cash and Other Payments. Seller shall promptly deliver to Buyer any cash, checks or other instruments of payment received by Seller after the Effective Time in respect of the Purchased Assets or Assigned Contracts relating to periods after the Effective Time. Likewise, Buyer shall promptly deliver to Seller any cash, checks or other instruments of payment received by Buyer after the Effective Time in respect of the Purchased Assets or Assigned Contracts relating to periods before the Effective Time. If a payment is received by a Party for services or products provided by the Vessels both prior to and after the Effective Time and there is no clear delineation of the amounts attributed to the periods preceding and following the Effective Time, then the Parties shall use reasonable proration techniques to allocate such amounts in a manner such that Seller will receive amounts attributable to the operation of the Vessels prior to the Effective Time and Buyer will receive amounts attributable to the operation of the Vessels after the Effective Time.

6.6 Agreement Not to Compete. Seller agrees that, except as contemplated by this Agreement and the Preferred Provider Agreement, during the two-year period following the date of the Closing, Seller and its affiliates will not compete with Buyer by engaging, directly or indirectly, in the business of providing lift boat services to the offshore oil drilling industry in the waters offshore of West Africa (the “Competitive Business”). Notwithstanding the foregoing or anything to the contrary contained elsewhere in this Agreement, Seller and/or any affiliate or Seller and/or any successor, assignee or transferee thereof shall have the right to acquire, merge with, or acquire all or a portion of the equity interests in, or assets of, any one or more entities whose primary business is not the Competitive Business. Any violation of this Agreement will entitle Buyer to the right to proceed against Seller in a court for injunctive relief and/or monetary damages. The Parties hereby agree to the exclusive jurisdiction of the federal and state courts of Harris County, Texas for any such proceeding.

6.7 Access. From the date hereof, until the eighth anniversary of the Closing, Seller shall provide full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of Seller, to all accounting and audit records, accounting personnel and any independent accounting firms having performed audit functions for Seller, so that Buyer can prepare any financial statements relating to the Purchased Assets required by the Securities and Exchange Commission to be filed in any filings of Buyer under the Securities Act and the Exchange Act.

6.8 Environmental Remediation by Seller.

(a) Seller shall conduct, at Seller’s sole cost, risk and expense, all such investigative, remedial or other activities (“Environmental Activities”) on each environmental condition identified on Schedule 6.8 and all environmental conditions discovered by Seller in the course of the Environmental Activities (solely to the extent arising out of Seller’s ownership or operation of the Purchased Assets prior to the Effective Time, the “Environmental Conditions”) as may be necessary to bring each Environmental Condition into compliance with Environmental Laws as those Laws exist at Closing (irrespective of the enforcement practices of the appropriate Nigerian Governmental Authorities with respect to such Laws). Buyer shall be responsible for any additional Environmental Activities required by standards imposed by a Governmental Authority that become applicable after Closing. Buyer shall reasonably cooperate (without incurring any costs) with Seller as Seller conducts any Environmental Activities and shall use its commercially reasonable efforts to reasonably accommodate the Environmental Activities. Seller shall give Buyer reasonable notice before initiating any Environmental Activities, shall keep the Buyer informed of the nature, kind, scope, proposed timing, duration and results of the Environmental Activities and shall share with the Buyer all information regarding the Environmental Activities and Environmental Conditions as may be reasonably requested by Buyer.

(b) Seller shall, with reasonable care and consistent with sound investigation and remediation practices, undertake any Environmental Activities it conducts in accordance with Section 6.8(a) in a manner that will not result in Unreasonable Interference with Buyer’s use of the Warri Facility for the operation of the Business consistent with past practice.

(c) Seller shall have the right to control any Environmental Activities it undertakes, and Seller shall have the right, with Buyer’s approval, which approval shall not be unreasonably withheld, to select an appropriate cleanup standard for any Environmental Condition in accordance with Environmental Laws, including cleanup standards applicable to industrial properties. Buyer acknowledges that Environmental Activities that may be undertaken by Seller include, without limitation, sampling and excavating soil and the sampling, operation and maintenance of groundwater monitoring and recovery wells, associated piping, groundwater pumping and treatment equipment, and other facilities and equipment. Buyer shall, without further compensation, cost or fees, grant and provide all necessary access reasonably required by Seller to enter the Warri Facility to undertake Environmental Activities. Buyer acknowledges that Environmental Activities conducted to remedy any Environmental Conditions may involve the filing of land use and deed restrictions, institutional and engineering controls, groundwater use restrictions, and access and easement rights, and restrictive covenants (including, but not limited to, a prohibition against installation of water wells on the Warri Facility). No such land and deed restriction, institutional and engineering controls, access and easement rights, or restrictive covenants shall result in Unreasonable Interference with the ability to use the Warri Facility to operate the Business consistent with past practice. Buyer shall cooperate with Seller in obtaining and maintaining any necessary documents, permits or deed conditions, and Buyer shall not take any action in contravention of such land use, deed restrictions and other requirements. To the extent such matters are within Buyer’s control, Buyer shall not use the Warri Facility, or permit the Warri Facility to be used, for residential, health care, childcare or school purposes unless such properties are used for such purposes as of the Closing Date. The provisions of this Section 6.8(c) shall not limit the obligations of Seller specified in Sections 6.8(a) and (b).

(d) All Environmental Activities conducted by Seller or any of its agents, consultants, employees and contractors shall be conducted in a workmanlike manner, and Buyer’s property shall be kept free of all debris related to the Environmental Activities to the extent reasonably practicable. If any portion of Buyer’s property suffers damage by reason of the access of Seller to the Warri Facility, Seller shall, at its cost and expense, repair all such damage or replace any damaged portion of Buyer’s property to its condition prior to the occurrence of such damage.

6.9 Unassigned Contracts. Notwithstanding any other provision hereof, this Agreement shall not constitute nor require an assignment to Buyer of any contract if an attempted assignment of such contract without the consent of any party would constitute a breach thereof or a violation of any Law or any Order, rule or regulation of any Governmental Authority or court unless and until such consent shall have been obtained. In the case of any contract that cannot be effectively transferred to Buyer without such consent, Seller agrees that it will promptly use commercially reasonable efforts to obtain or cause to be obtained the necessary consents to the transfer of such contracts. Buyer agrees to cooperate with Seller in obtaining such consents and to enter into such arrangement of assumption as may be reasonably requested by the other contracting party under such contract, to the extent not inconsistent with the terms of this Agreement; provided, however, that in no event shall Buyer be required to pay any fees or other compensation in connection with obtaining such consents. To the extent that consent to assign any Assigned Contract is not obtained prior to Closing (an “Unassigned Contract”), the parties will cooperate as set forth in Section 6.11 to provide Buyer all of the economic and other benefits of such Unassigned Contracts that Buyer is denied or deprived as a result of the failure to assign such Unassigned Contract at Closing. Once consent for the assignment of such Unassigned Contract is obtained, Seller shall assign such Unassigned Contract to Buyer. The arrangement described in this Section 6.9 shall terminate on the earlier of the date on which (i) consent to the assignment of the Unassigned Contract is obtained, (ii) Buyer consummates other arrangements with the party or parties under such Unassigned Contract providing for Buyer’s provision of services to such party or parties and the complete release of Seller for the future provision of services to such party or parties or (iii) such Unassigned Contract terminates. Notwithstanding the foregoing, Buyer shall indemnify Seller from any and all Liabilities arising out of or resulting from Seller’s performance of all obligations under any Unassigned Contract and Seller shall not have any obligation to compensate Buyer for the value, if any, of the benefit it fails to receive as a result of an Unassigned Contract not being assigned at Closing as long as Seller uses its commercially reasonable efforts to comply with this Section.

6.10 Subcontracting of Subcontracted Contracts. At Closing, Seller and Buyer (or their respective affiliates) shall enter into a Subcontract Agreement, in the form of Exhibit 6.10 (with such minor modifications as are needed to tailor such form to the contract being subcontracted and to include the bifurcated payments mechanics for West Africa), with respect to each of the Subcontracted Contracts listed on Schedule 6.10; provided that the parties or their affiliates shall not enter into a Subcontract Agreement at Closing with respect to any Subcontracted Contracts if an attempted subcontracting of such contract without the consent of any party would constitute a breach thereof or a violation of any Law or any Order, rule or regulation of any Governmental Authority or court unless and until such consent shall have been obtained. In the case of any contract that cannot be effectively subcontracted to Buyer without such consent, Seller agrees that it will promptly use commercially reasonable efforts to obtain or cause to be obtained the necessary consents to the subcontracting of such contracts. Buyer agrees to cooperate with Seller in obtaining such consents and to enter into such arrangement of assumption as may be reasonably requested by the other contracting party under such contract, to the extent not inconsistent with the terms of this Agreement; provided, however, that in no event shall Buyer be required to pay any fees or other compensation in connection with obtaining such consents. To the extent that consent to subcontract any Subcontracted Contract is not obtained prior to Closing (a “Non-Subcontracted Contract”), the parties will cooperate as set forth in Section 6.11 to provide Buyer all of the economic and other benefits of such Subcontracted Contracts that Buyer is denied or deprived as a result of the failure to enter into a Subcontract Agreement at Closing. Once consent for the assignment of such Non-Subcontracted Contract is obtained, Seller shall subcontract such Non-Subcontracted Contract to Buyer. The arrangement described in this Section 6.10 shall terminate on the earlier of the date on which (i) consent to the subcontracting of the Non-Subcontracted Contract is obtained, (ii) Buyer consummates other arrangements with the party or parties under such Non-Subcontracted Contract providing for Buyer’s provision of services to such party or parties and the complete release of Seller for the future provision of services to such party or parties or (iii) such Non-Subcontracted Contract terminates. Notwithstanding the foregoing, Buyer shall indemnify Seller from any and all Liabilities arising out of or resulting from Seller’s performance of all obligations under any Non-Subcontracted Contract and Seller shall not have any obligation to compensate Buyer for the value, if any, of the benefit it fails to receive as a result of a Subcontract Agreement not being entered into at Closing with respect to such Non-Subcontracted Contracts as long as Seller uses its commercially reasonable efforts to comply with this Section.

6.11 Cooperation After Closing.

(a) Generally. The parties acknowledge that certain consents to assign the Unassigned Contracts or subcontract the Non-Subcontracted Contracts may not be obtained at Closing. Accordingly, Buyer may not be able to perform the Unassigned Contracts or Non-Subcontracted Contracts at Closing. Nevertheless, the parties desire to consummate the transactions contemplated hereby even though all of the consents necessary to assign the Unassigned Contracts or subcontract the Non-Subcontracted Contracts may not have been obtained. As described in greater detail in the remaining provisions of this Section 6.11 and subject to such remaining terms, even though Buyer shall deliver the Purchase Price to Seller as of the Closing Date, Seller shall continue to operate a portion of the Purchased Assets for the sole benefit of Buyer until such time as Buyer or its affiliates are able to operate the Purchased Assets or such earlier time set forth below in this Section 6.11. Buyer acknowledges and agrees that Seller is continuing to operate a portion of the Purchased Assets for the sole benefit of Buyer as an accommodation to Buyer until each of the Non-Subcontracted Contracts is subcontracted and each of the Unassigned Contracts is assigned in accordance with the terms of this Section 6.11 and that Buyer bears the risk of ownership of the Purchased Assets and the results of operations of the Purchased Assets.

(b) Unassigned and Non-Subcontracted Contracts. As long as any Unassigned Contract is not assigned or any Non-Subcontracted Contract is not subcontracted, Seller shall perform, or cause its affiliates to perform, all of its obligations (or those of its affiliates) involving SEWOP Services under each Unassigned Contracts and Non-Subcontracted Contracts in accordance with the terms of such contract.

(c) Operation of Purchased Assets. Buyer shall make available to Seller the Purchased Assets necessary to perform any Unassigned or Non-Subcontracted Contract that has not been assigned or subcontracted. Seller shall use and operate such Purchased Assets made available to it by Buyer to continue to fulfill Seller’s or Seller’s affiliates’ obligations under each Unassigned Contract and Non-Subcontracted Contract that is not assigned or subcontracted involving SEWOP Services. Seller shall use, operate, maintain and safeguard such Purchased Assets consistent in all material respects with the manner Seller used, operated, maintained and safeguarded such Purchased Assets prior to Closing (including the consumption of supplies constituting Inventories in the ordinary course of business and consistent with past practice); provided, Seller shall not be required to insure such Purchased Assets as insurance will be obtained by Buyer. Without limiting the foregoing, Seller shall operate such Purchased Assets in a manner intended to maintain good and continuing relationships with the customers, suppliers and vendors affected by the operation of such Purchased Assets. In connection with Seller’s operation of such Purchased Assets pursuant to this Section 6.11, Seller and Seller’s affiliates shall have control over such operations and shall operate such Purchased Assets in their reasonable discretion; provided, Seller and its affiliates will, at the request and expense and under the direction of Buyer and its affiliates, take all such actions and do all such things as shall, in the opinion of Buyer and its affiliates acting reasonably, be necessary or desirable in order that such Purchased Assets be operated in a manner such that the value of such Purchased Assets shall be preserved and shall inure to the benefit of the Buyer and its affiliates.

(d) Employees. Buyer shall make such employees available to Seller and Seller’s affiliates, and Seller and Seller’s affiliates shall accept the services of such employees, to the extent necessary and for the sole purpose of enabling Seller to fulfill its obligations as required under Sections 6.11(b) and 6.11(c). During the period that Buyer makes its employees available to Seller under this Section 6.11(d), Seller shall have sole supervisory responsibility of and operational control over such individuals. All employees utilized by Seller and its affiliates to operate the Purchased Assets as required under Sections 6.11(b) and 6.11(c) shall wear Seller’s uniforms and otherwise appear as part of Seller’s continuous work force.

(e) Revenues; Receivables; Payments.

(i) As Buyer shall have paid the full amount of the Purchase Price at Closing for the Purchased Assets, all revenue arising from Seller’s operation of the Purchased Assets after the Closing Date and Seller’s performance of any Unassigned Contracts and Non-Subcontracted Contracts that have not been assigned or subcontracted after the Closing Date shall be for the sole account of Buyer, and all proceeds collected by Seller or any affiliate, employee, agent or representative thereof after the Closing Date shall be held in trust for Buyer (and therefore shall not be considered property of Seller or its affiliates for any reason) and, subject to the offset rights granted Seller in Section 6.11(f), shall be remitted to Buyer in accordance with the remaining terms of this Section 6.11(e).

(ii) Within 20 days after the end of each calendar month in which Seller collects any amounts with respect to any Unassigned Contracts and Non-Subcontracted Contracts that have not been assigned or subcontracted, Seller shall remit payment to Buyer in an amount equal to all amounts that have been collected with respect to such Unassigned Contracts and Non-Subcontracted Contracts less the amount of Buyer’s expense reimbursement obligation for such month determined in accordance with Section 6.11. Contemporaneous with each remittance by Seller to Buyer under this Section 6.11(e), Seller shall deliver to Buyer a statement certifying the amount of collections received by Seller or its affiliates during such calendar month and setting forth, in reasonable detail, the estimated expense reimbursement amount for the period ending on such calendar month-end for which Buyer is responsible under Section 6.11(f)(i). To the extent Buyer’s expense reimbursement amount for any month exceeds the amounts Seller has collected with respect to any Unassigned Contracts and Non-Subcontracted Contracts that have not been assigned or subcontracted for that month, Buyer shall pay the amount of such excess to Seller on or before the tenth day after Buyer receives such invoice.

(f) Expense Reimbursement; Offset Rights; Audit Rights.

(i) Buyer shall reimburse Seller for all costs and expenses incurred by Seller and its affiliates from and after the Closing Date in the operation of the Purchased Assets to perform the Unassigned Contracts and Non-Subcontracted Contracts that have not been assigned or subcontracted.

(ii) Seller shall be entitled to offset any amount owed to Seller by Buyer under Section 6.11(f)(i) against any amount Seller is then required to remit to Buyer under Section 6.11(e)(ii).

(iii) Buyer’s expense reimbursement obligations shall be administered as follows: for each calendar month during which Seller operates any Purchased Assets pursuant to this Section 6.11 (such period being referred to as such country’s “Interim Operating Period”), Seller shall estimate and invoice Buyer for the expense reimbursement amount that Buyer will be required to pay Seller under this paragraph. With respect to the invoice for each following calendar month of each Interim Operating Period and on or before the last day of the calendar month following the end of each Interim Operating Period, Seller shall compute the actual amount due under this paragraph with respect to the preceding calendar month of such Interim Operating Period, and shall reconcile such actual amount to the estimated amount Seller invoiced to Buyer, and Seller shall adjust the invoice and the offset on such date based upon such reconciliation.

(iv) In addition to the expense reimbursement items described in Section 6.11(f)(iii), Seller will charge Buyer the following fees: (A) for the first month after the Closing Date, an amount equal to 1% of the gross revenue arising from the performance of the Unassigned Contracts and Non-Subcontracted Contracts that have not been assigned or subcontracted by Seller and its affiliates for Buyer’s benefit during such month and (B) for each calendar month that begins after the first month described in the preceding clause (A) until such time as all the Unassigned Contracts and Non-Subcontracted Contracts have been assigned or subcontracted, an amount equal to 1% of the gross revenue arising from the performance of the Unassigned Contracts and Non-Subcontracted Contracts that have not been assigned or subcontracted by Seller and its affiliates for Buyer’s benefit during such period.

(v) At such times as Buyer reasonably requests, Seller will give Buyer and its representatives access to such books and records of Seller and its affiliates that Buyer reasonably requests in order to verify the accuracy of the revenue and expense reimbursement items described in this Section 6.11. Seller will cooperate in all commercially reasonable respects with Buyer’s efforts to verify such revenues and expense reimbursement items.

(g) With respect to Seller’s and its affiliates’ operation of the Purchased Assets to perform any Unassigned Contracts and Non-Subcontracted Contracts that have not been assigned or subcontracted, Seller agrees that Seller will comply, and will cause Seller’s affiliates to comply, in all material respects with all applicable Laws of Governmental Entities with which compliance is required in connection with the use or operation of the Purchased Assets to perform such Unassigned Contracts and Non-Subcontracted Contracts.

(h) Seller’s obligations with respect to operating a portion of the Purchased Assets after Closing are limited to the foregoing provisions of this Section 6.11. Other than performing such obligations, Seller shall not have any obligation to compensate Buyer or Buyer’s affiliates for the value, if any, of the benefit Buyer fails to receive, and Seller and its affiliates shall have no responsibility, and Buyer and its affiliates shall assume all risks, for the short-term and the long-term performance of the Unassigned Contracts and Non-Subcontracted Contracts that have not been assigned or subcontracted.

(i) Meridien Management Agreements. Upon Closing, Seller waives all rights of reassignment it has pursuant to the Meridien Management Agreements and agrees to consent in writing to further assignments of any Meridien Management Agreement by Buyer provided that all other requirements of such Meridien Management Agreement applicable to an assignment by Charterer (as defined therein) have been complied with.

ARTICLE VII

CLOSING CONDITIONS

7.1 Conditions Precedent to Obligation of Buyer. The obligations of Buyer with respect to actions to be taken on the Closing Date are subject to the satisfaction or waiver in writing on or prior to the Closing Date of all of the following conditions. Buyer shall have the right to waive any condition not so satisfied.

(a) Accuracy of Representations and Warranties. Each representation and warranty set forth in Article 3 must be accurate and complete in all material respects (except with respect to any provisions that include an express materiality qualification, which shall be accurate and complete in all respects) as of the Closing Date, as if made on the Closing Date, except that those representations and warranties which address matters as of a particular date only shall be required to be true and correct as of such date.

(b) Compliance with Obligations. Seller shall have performed and complied with all of its covenants set forth in this Agreement to be performed or complied with at or prior to Closing (singularly and in the aggregate) in all material respects.

(c) Consents. All necessary authorizations and/or consents, permits or approvals of and filings with any Governmental Authority relating to the consummation of the transactions contemplated herein shall have been obtained and made. All consents required pursuant to the Meridien Management Agreements and the Chevron Contract shall have been obtained.

(d) No Adverse Litigation. There must not be pending or threatened any action or proceeding by or before any Governmental Authority, arbitrator or mediator which shall seek to restrain, prohibit, invalidate or collect damages arising out of the transactions contemplated hereby.

(e) Deliveries of Seller. Seller shall have delivered, or be standing ready to deliver, to Buyer, the documents required to be delivered by Seller pursuant to Section 2.3.

7.2 Conditions Precedent to Obligation of Seller. The obligations of Seller with respect to actions to be taken on the Closing Date are subject to the satisfaction or waiver in writing on or prior to the Closing Date of all of the following conditions. Seller shall have the right to waive any condition not so satisfied.

(a) Accuracy of Representations and Warranties. Each representation and warranty set forth in Article IV must be accurate and complete in all material respects (except with respect to any provisions that include an express materiality qualification, which shall be accurate and complete in all material respects) as of the Closing Date, as if made on the Closing Date, except that those representations and warranties that address matters only as of a particular date only shall be required to be true and correct as of such date.

(b) Compliance with Obligations. Buyer must have performed and complied with all its covenants and obligations set forth in this Agreement to be performed or complied with at or prior to Closing (singularly and in the aggregate) in all material respects.

(c) Consents. All necessary authorizations and/or consents, permits or approvals of and filings with any Governmental Authority relating to the consummation of the transactions contemplated herein shall have been obtained and made.

(d) No Adverse Litigation. There must not be pending or threatened any action or proceeding by or before any Governmental Authority, arbitrator or mediator which shall seek to restrain, prohibit, invalidate or collect damages arising out of the transactions contemplated hereby.

(e) Deliveries of Buyer. Buyer shall have delivered, or be standing ready to deliver, to Seller, the documents required to be delivered by Buyer pursuant to Section 2.3.

ARTICLE VIII

TERMINATION

The Parties may terminate this Agreement as provided below:

(a) Buyer and Seller may terminate this Agreement by mutual written consent at any time prior to the Closing;

(b) Buyer or Seller may terminate this Agreement pursuant to Section 2.4(c) upon delivery of written notice to the other Party;

(c) Buyer or Seller may terminate this Agreement upon delivery of written notice if the Closing has not occurred prior to the Expiration Date, provided that the Party delivering such notice shall not have caused such failure to close;

(d) Buyer may terminate this Agreement by giving written notice to Seller at any time prior to the Closing if Seller has breached any representation, warranty or covenant contained in this Agreement in any material respect (except with respect to an express materiality qualification, in which case such termination rights will arise upon any such breach), Buyer has notified Seller of such breach, and the breach has continued without cure for a period of 30 days after the notice of breach; and

(e) Seller may terminate this Agreement by giving written notice to Buyer at any time prior to the Closing if Buyer has breached any representation, warranty or covenant contained in this Agreement in any material respect; (except with respect to an express materiality qualification, in which case such termination rights will arise upon any breach), Seller has notified Buyer of such breach, and the breach has continued without cure for a period of 30 days after the notice of breach.

ARTICLE IX

INDEMNIFICATION

9.1 Indemnification of Buyer by Seller. Seller agrees to pay and assume Liability for, and does hereby agree to indemnify, protect, save and keep harmless Buyer and its officers, directors and employees (collectively, the “Buyer Indemnitees”), from and against any and all Liabilities, obligations, losses, damages, penalties, claims (including claims by any employee of

Seller or any of its servants, crew or agents and all costs and expenses incurred in connection with any investigation of environmental conditions or any cleanup, remedial, removal or restoration work required by any Governmental Authority), actions, suits and related costs, expenses and disbursements, including reasonable legal fees and expenses, of whatsoever kind and nature (collectively, “Losses”), imposed on, asserted against or incurred by Buyer Indemnitees, in any way relating to or arising out of or alleged to be attributable to, related to or arising out of the following:

(a) any inaccuracy in any representation or warranty of Seller in this Agreement;

(b) any breach or nonfulfillment of any covenant, agreement or other obligation of Seller in this Agreement;

(c) the ownership or operation of the Purchased Assets prior to the Effective Time; and

(d) the Excluded Assets, the Retained Liabilities, the Employee Liabilities, the Environmental Activities and the Environmental Conditions.

9.2 Indemnification of Seller by Buyer. Buyer hereby agrees to pay and assume Liability for, and does hereby agree to indemnify, protect, save and keep harmless Seller and their officers, directors and employees (the “Seller Indemnitees”), from and against any and all Losses imposed on, asserted against or incurred by Seller Indemnitees, in any way relating to or arising out of or alleged to be attributable to, related to or arising out of the following:

(a) any inaccuracy in any representation or warranty of Buyer in this Agreement;

(b) any breach or nonfulfillment of any covenant, agreement or other obligation of Buyer in this Agreement;

(c) the ownership or operation of the Purchased Assets after the Effective Time; and

(d) the Assumed Liabilities and Constructive Trust Liabilities.

9.3 Notice and Defense of Third Party Claims. If any third party demand, claim, action or proceeding shall be brought or asserted under Section 9.1 or 9.2 against an indemnified party or any successor thereto (the “Indemnified Person”) in respect of which indemnity may be sought under Section 9.1 or 9.2 from an indemnifying person or any successor thereto (the “Indemnifying Person”), the Indemnified Person shall give prompt written notice thereof to the Indemnifying Person who shall have the right to assume its defense, including the hiring of counsel reasonably satisfactory to the Indemnified Person and the payment of all expenses. Any delay or failure to so notify the Indemnifying Person shall relieve the Indemnifying Person of its obligations under Section 9.1 or 9.2 only to the extent, if at all, that it is prejudiced by reason of such delay or failure. The Indemnified Person shall have the right to employ separate counsel in any of the foregoing actions, claims or proceedings and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of the Indemnified Person unless both the Indemnified Person and the Indemnifying Person are named as parties and the Indemnified Person shall in good faith determine that representation by the same counsel is inappropriate. In the event that the Indemnifying Person, within 30 days after notice of any such action or claim, does not assume the defense thereof, the Indemnified Person shall have the right to undertake the defense, compromise or settlement of such action, claim or proceeding for the account of the Indemnifying Person, subject to the right of the Indemnifying Person to assume the defense of such action, claim or proceeding with counsel reasonably satisfactory to the Indemnified Person at any time prior to the settlement, compromise or final determination thereof. Anything in this Section 9.3 to the contrary notwithstanding, the Indemnifying Person shall not, without the Indemnified Person’s prior consent, settle or compromise any action or claim or consent to the entry of any judgment with respect to any action, claim or proceeding for anything other than money damages paid by the Indemnifying Person. The Indemnifying Person may, without the Indemnified Person’s prior consent, settle or compromise any such action, claim or proceeding or consent to entry of any judgment with respect to any such action or claim that requires solely the payment of money damages by the Indemnifying Person and that includes as an unconditional term thereof the release by the claimant or the plaintiff of the Indemnified Person from all Liability in respect of such action, claim or proceeding. The Indemnifying Person shall promptly reimburse the Indemnified Person for the amount of any judgment rendered with respect to any third party demand, claim, action or proceeding and for all damages incurred by the Indemnified Person in connection with the defense of such demand, claim, action or proceedings.

9.4 Limitations on Indemnification. Neither Seller nor Buyer shall have any Liability with respect to, or obligation to indemnify for, Losses under Article IX hereof (a) unless such Loss individually or together with other Losses arising out of related circumstances for which such Party would be liable (“Related Losses”) exceeds US$20,000 (claims for Related Losses equal to $20,000 or less, “De Minimis Claims”); provided that any claim brought after the aggregate of all De Minimis Claims exceeds US$200,000 shall not be a De Minimis Claim, and (b) with respect to claims that are not De Minimis Claims, unless and until the aggregate of all Losses suffered by Buyer or Seller, as applicable, exceed on an aggregate basis, US$1,000,000, in which event, such Party will be obligated to indemnify the other Party to the full extent of the other Party’s Losses from the first dollar thereof. Except in the case of fraud, the maximum indemnification Liability of either Seller or Buyer under this Article IX shall not exceed US$17,500,000 in the aggregate. Notwithstanding the foregoing, the limitations contained in this Section 9.4 shall not apply to any indemnification obligation:

(a) arising under Section 9.1(a) and resulting from a breach of the representations or warranties contained in Sections 3.1, 3.2, 3.3, 3.4, 3.5(a), 3.7(a) and 3.16;

(b) arising under Section 9.2(a) and resulting from a breach of the representations or warranties contained in Sections 4.1, 4.2, 4.3 and 4.4; or

(c) arising under Sections 9.1(b), 9.1(c), 9.1(d), 9.2(b), 9.2(c) or 9.2(d).

9.5 Survival. The Liability of Seller or Buyer for indemnification obligations arising under this Agreement shall be limited to claims for which an Indemnified Person delivers written notice to the Indemnifying Person on or before the second anniversary of the Closing Date; provided, however, that any indemnification obligation (a) arising under Section 9.1(a) and resulting from a breach of the representations or warranties contained in Sections 3.1, 3.2, 3.3, 3.4, 3.5(a), 3.7(a) and 3.16, (b) arising under Section 9.2(a) and resulting from a breach of the representations or warranties contained in Sections 4.1, 4.2, 4.3 and 4.4 or (c) arising under Sections 9.1(b), 9.1(c), 9.1(d), 9.2(b), 9.2(c) or 9.2(d), shall be limited to claims for which an Indemnified Person delivers written notice to the Indemnifying Person on or before the fifth anniversary of the Closing Date; provided, further, however, that (y) any indemnification obligation arising under Section 9.1(a) and resulting from a breach of the representations and warranties contained in Section 3.9 shall be limited to claims for which an Indemnified Person delivers written notice to the Indemnifying Person on or before the date that is sixty (60) days after the expiration of any and all applicable statutes of limitations and (z) any indemnification obligation arising under Section 9.1(d) with respect to Environmental Activities or Environmental Conditions shall be limited to claims for which an Indemnified Person delivers written notice to the Indemnifying Person on or before the date that is ninety (90) days after the completion of all the Environmental Activities by Seller in accordance with Section 6.8 (provided that the Environmental Activities shall be deemed to have been completed by Seller for the purposes of this Section 9.5 at such time as Seller has completed all remedial activities with respect to the Environmental Conditions other than any monitoring activities related to ground water wells or any long term operation and maintenance activities related to the remediation of the Environmental Conditions), if such date is later than the date specified in Section 9.5(c).

9.6 Recovery. In the event Losses suffered by any Indemnified Person are recoverable under more than one provision of this Agreement and even though an Indemnified Person is permitted to rely on each provision of this Article IX independently, such Indemnified Person shall only be permitted to recover with respect to any particular Losses suffered by it one time as it is the Parties’ intent that once any particular Losses have been recovered by a particular Indemnified Person under one provision, such Losses no longer exist with respect to such Indemnified Person and, therefore, recovery by such particular Indemnified Person for such same Losses under another provision would constitute an unintended and prohibited “double” recovery.

9.7 Exclusive Remedy. Except in the case of fraud or knowing or willful misrepresentation, the right to indemnification set forth in this Article IX (subject to all the limitations provided for herein) shall be the sole and exclusive remedy of the parties and all Indemnified Persons under or by reason of this Agreement (including for any breach of any representation, warranty, covenant or agreement set forth in this Agreement), and each party covenants and agrees not to seek or assert any other remedy following the Closing; provided, however, that the foregoing shall not limit the rights of any party to seek any equitable remedy available to enforce the rights of such party under this Agreement, including under Section 6.6.

9.8 No Consequential Damages. Notwithstanding any other provision of this Agreement, no Indemnified Person shall be entitled to any consequential damages including exemplary, punitive, lost profits or special damages (collectively, “Excluded Damages”), suffered by an Indemnified Person except to the extent such Excluded Damages were incurred by a third Person and are the subject of a third party claim asserted by that third Person against and

Indemnified Person after the Closing Date, and each Indemnified Person hereby releases the Indemnifying Person to the fullest extent applicable Law permits, from Liability for all Excluded Damages.

9.9 Scope of Representations and Warranties of Seller. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES PROVIDED IN THIS AGREEMENT, EACH OF SELLER AND BUYER MAKES NO, AND DISCLAIMS ANY, WARRANTY OR REPRESENTATION OF ANY KIND, EITHER EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, INCLUDING, WITHOUT LIMITATION, ANY REPRESENTATION OR WARRANTY AS TO (A) TITLE, (B) ENVIRONMENTAL COMPLIANCE OR CONDITION, (C) MERCHANTABILITY OF ANY ASSETS, (D) FITNESS OF ANY ASSETS FOR ANY PARTICULAR PURPOSE, (E) NONINFRINGEMENT OR (F) CONFORMITY OF ANY ASSETS TO MODELS OR SAMPLES OF MATERIALS. IT IS EXPRESSLY UNDERSTOOD THAT PURCHASER IS BUYING THE ASSETS “AS-IS” AND “WHERE-IS” EXCEPT TO THE EXTENT EXPRESSLY PROVIDED IN THIS AGREEMENT. Except as and to the extent set forth in this Agreement, Seller makes no representations or warranties whatsoever, and disclaims all Liability and responsibility for any representation, warranty, statement or information made or communicated (orally or in writing) to Buyer (including, but not limited to, any opinion, information or advice which may have been provided to Buyer by any officer, stockholder, director, employee, agent, consultant or representative of Seller or by any accounting firm, any engineering firm, Seller’s counsel or any other agent, consultant or representative of Seller) other than any intentional misrepresentation or statement furnished to Buyer by any of such Persons not subsequently corrected by such Persons.

9.10 Net Indemnity Payments. Any amounts payable under Article IX shall be treated by Buyer and Seller as an adjustment to the Purchase Price of the Purchased Assets, and shall be calculated after giving effect to (a) any proceeds received from insurance policies covering the indemnified Loss that is the subject to the claim for indemnity and (b) the actual realized tax benefit to the Indemnified Person resulting from the indemnified Loss that is the subject of the indemnity; provided that to the extent that any tax benefit is realized in a tax year other than the year in which the indemnity is paid, the Indemnified Person shall make a payment to the Indemnifying Person in the amount of such realized tax benefit in the year in which it is realized. For purposes of this Section 9.10, an actual realized tax benefit is an actual reduction in taxes payable or a refund of taxes previously paid.

9.11 EXPRESS NEGLIGENCE. THE FOREGOING INDEMNITIES SET FORTH IN THIS ARTICLE IX ARE INTENDED TO BE ENFORCEABLE AGAINST THE PARTIES IN ACCORDANCE WITH THE EXPRESS TERMS AND SCOPE THEREOF NOTWITHSTANDING ANY EXPRESS NEGLIGENCE RULE OR ANY SIMILAR DIRECTIVE THAT WOULD PROHIBIT OR OTHERWISE LIMIT INDEMNITIES BECAUSE OF THE SIMPLE OR GROSS NEGLIGENCE (WHETHER SOLE, CONCURRENT, ACTIVE OR PASSIVE) OR OTHER FAULT OR STRICT LIABILITY OF ANY INDEMNIFIED PARTIES. THE PARTIES HERETO ACKNOWLEDGE THAT THE INDEMNITIES SET FORTH HEREIN MAY RESULT IN THE INDEMNITY OF A PARTY FOR ITS SIMPLE OR GROSS NEGLIGENCE (WHETHER SOLE, CONCURRENT, ACTIVE OR PASSIVE) OR OTHER FAULT OR STRICT LIABILITY OF THE INDEMNIFIED PERSON.

ARTICLE X

DEFINITIONS

“Agreement” is defined in the preamble to this Agreement.

“Assigned Contracts” is defined in Section 1.2.

“Assumed Liabilities” is defined in Section 1.5.

“Bills of Sale” is defined in Section 2.3(a).

“Business” is defined in the recitals to this Agreement.

“Business Day” means a day of the year on which banks are not required or authorized to be closed in the City of Houston, Texas.

“Business Personnel” is defined in Section 3.10(b).

“Buyer” is defined in the preamble to this Agreement.

“Buyer Indemnitees” is defined in Section 9.1.

“Chevron Contract” means that certain Charter Party Contract, dated September 1, 2003, among Chevron Nigeria Limited, HESNL and HWAL, as amended by that certain Amendment #1 to Chevron Nigeria Charter Party Agreement and that certain Amendment #2 to Chevron Nigeria Charter Party Agreement, dated June 29, 2006.

“Closing” is defined in Section 2.1.

“Closing Date” is defined in Section 2.1.

“Code” means the Internal Revenue Code of 1986.

“Competitive Business” is defined in Section 6.6.

“Confidential Information” means (a) any proprietary information concerning the Purchased Assets that is not already generally available to the public and (b) the material terms and provisions of this Agreement and the Exhibits and Disclosure Schedule hereto.

“Constructive Trust Liabilities” shall mean all Liabilities arising out of or resulting from Seller’s performance of its obligations under Section 6.11, including without limitation Liabilities arising out of or related to the Purchased Assets, any employees seconded to Seller or its affiliates or the financial performance of the Business with respect to any Unassigned Contracts or Non-Subcontracted Contracts which Seller is performing on behalf of Buyer and its affiliates pursuant to Section 6.11.

“CPA Firm” shall mean Deloitte & Touche LLP or if Deloitte & Touche LLP shall decline to accept such engagement, a nationally recognized firm of independent public accountants with international capabilities selected jointly by Seller and Buyer and who has no material financial relationship with Seller or Buyer. If Seller and Buyer are unable to so select independent public accountants within five days of Deloitte & Touche LLP declining to accept such engagement, Seller or Buyer may thereafter request that Deloitte & Touche LLP make such selection.

“Direct Employees” is defined in Section 3.10(b).

“Disclosure Schedule” means that group of schedules referred to in this Agreement delivered separately by Seller to Buyer concurrently with the execution and delivery of this Agreement but incorporated by reference into this Agreement.

“Effective Time” is defined in Section 2.1.

“Encumbrances” means any Order, security interest, lien, contract, covenant, community property interest, equitable interest, right of first refusal, maritime lien or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership, but shall not include the following: (a) liens for taxes or assessments (i) not yet due and payable, (ii) which are being contested in good faith through appropriate proceedings and which do not relate to amounts or obligations exceeding $10,000 in the aggregate or (iii) for which reasonable reserves have been established and which do not relate to amounts or obligations exceeding $10,000 in the aggregate, (b) mechanics’, materialmen’s, carriers’, workers’, repairers’ and other similar liens arising or incurred in the ordinary and usual course of business relating to obligations as to which there is no material default or the validity of which are being contested in good faith or for which reasonable reserves have been established and which do not relate to amounts or obligations exceeding $10,000 in the aggregate and (c) such other encumbrances and encroachments which are immaterial in nature and amount and which do not exceed $10,000 in the aggregate.

“Environmental Activities” is defined in Section 6.8.

“Environmental Conditions” is defined in Section 6.8.

“Environmental Laws” means, as to any given asset or operation of Seller, all applicable Laws and Orders pertaining to protection of the environment in effect as of the Closing.

“Equipment” is defined in Section 1.1.

“Exchange Act” is defined in Section 5.4.

“Excluded Assets” is defined in Section 1.1.

“Excluded Damages” is defined in Section 9.8.

“Expiration Date” means November 1, 2006.

“Final Inventory Amount” shall mean the book value of the Inventory net of reserves for obsolete, slow-moving or damaged inventory in each case determined as of the Closing Date in accordance with GAAP and the methodology described in Section 1.4.

“Force Majeure Event” means an event or condition beyond the reasonable control of Buyer that materially and adversely impacts the Business for a period of at least 30 days caused by extreme weather, civil unrest, strikes, blockades, piracy, governmental interference, rebellion, war, hostilities, terrorism, seizure or expropriation of assets, other destructive events outside the control of Buyer, Act of God or any significant change in the terms, conditions, or relationship with labor unions, labor contractors, or collective bargaining groups or organizations.

“GAAP” means United States generally accepted accounting principles consistently applied by the Person whose accounts such principles are then to be applied.

“Governmental Authority” means any legislature, agency, bureau, branch, department, division, commission, court, tribunal, magistrate, justice, multi-national organization, quasi-governmental body or other similar recognized organization or body of any federal, state, county, municipal, local or foreign government or other similar recognized organization or body exercising similar powers or authority.

“Hazardous Material” means any substance that is listed or defined as a hazardous substance, hazardous constituent or solid waste pursuant to any Environmental Law.

“Intellectual Property” is defined in Section 1.1.

“Indemnified Person” is defined in Section 9.3.

“Indemnifying Person” is defined in Section 9.3.

“Initial Inventory Amount” shall mean $710,000.00, representing the book value of the Inventory net of reserves for obsolete, slow-moving or damaged inventory in each case as of the Closing Date in accordance with GAAP.

“Interim Operating Period” is defined in Section 6.11(f)(iii).

“Inventory” is defined in Section 1.4(a).

“Knowledge”

(a) with respect to Seller, means the actual knowledge, after reasonable inquiry, of Remy Caulier – outgoing Country Manager for Nigeria, Steve Segota – new Country Manager for Nigeria, Albert Winkler – Completion Products & Tools Country Manager, Paul Manner– SEWOP/ Warri Business Segment Manager, Thomas Wright – F&A Manager, Obioma Chimechefulem – HR Manager, Henry Ohaeri – Field Administrative Manager, Peter Clark – Procurement & Materials Manager, Felix Ojei – Maintenance Manager, Haggai Uyeh – Community & Government Relation Manager and Chigor Wabali – Company Secretary.

(b) with respect to Buyer, means the actual knowledge, after reasonable inquiry, of its chief executive officer or its chief financial officer.

“Law” means any law (statutory, common, or otherwise), constitution, treaty, convention, ordinance, equitable principle, code, rule, regulation, executive order or other similar authority enacted, adopted, promulgated or applied by any Governmental Authority, each as amended and in effect as of the Closing Date.

“Liability” means any liability, duty or obligation, whether known or unknown, asserted or unasserted, absolute or contingent, matured or unmatured, conditional or unconditional, latent or patent, accrued or unaccrued, liquidated or unliquidated, or due or to become due, including any liability that could give rise to a lien, claim or encumbrance on a Purchased Asset.

“Loss” is defined in Section 9.1.

“Material Adverse Effect” shall mean, with respect to the Business as conducted by Seller and Seller’s Affiliates, any material and adverse effect on the value, use or operation of the Purchased Assets, taken as a whole; provided, however, that Material Adverse Effect shall exclude any change or effect arising from (a) changes or developments in economic conditions specific to the Business’s industry or the oil and gas industry in general, except for such effects that disproportionately impact the Purchased Assets; (b) changes or developments in the economy in general or financial and securities markets; (c) any change of Law; or (d) the commencement of a war, the escalation of hostilities or any act of terrorism.

“Meridien” means is defined in the Recitals.

“Meridien Management Agreements” is defined in Section 3.7.

“Non-Subcontracted Contract” is defined in Section 6.10.

“Order” means any order, ruling, decision, verdict, decree, writ, subpoena, mandate, precept, command, directive, consent, approval, award, judgment, injunction or other similar determination or finding by, before or under the supervision of any Governmental Authority, arbitrator or mediator.

“Party” is defined in the preamble to this Agreement.

“Parties” is defined in the preamble to this Agreement.

“Permit” means any permit, license, certificate, approval, consent, notice, waiver, franchise, registration, filing, accreditation or other similar authorization required by any Law or Governmental Authority.

“Person” means any individual, partnership, limited liability company, corporation, association, joint stock company, trust, joint venture, labor organization, unincorporated organization or Governmental Authority.

“Plan” means any pension, profit sharing, disability, medical, dental, severance pay, vacation pay, sick pay, stock purchase, stock option, deferred compensation, incentive compensation, fringe benefit, stay-with-bonus, change of control agreement or other employee benefit plan, program or agreement, including, without limitation, any employee benefit plan as defined in Pension Reform Act of 2004, that is maintained or contributed to by Seller or any organization that is a member of a controlled group of organizations of which either of Seller is a member (the “Controlled Group”) or under which either of Seller or any member of the Controlled Group has any Liability or contingent Liability, and which cover the employees of Seller.

“Preferred Provider Agreement” is defined in Section 2.3(a)(vii).

“Protocols of Delivery and Acceptance” is defined in Section 2.3(a).

“Purchase Price” is defined in Section 1.3.

“Purchase Price Adjustment” shall mean the Initial Inventory Amount plus all amounts prepaid by Seller with respect to the Warri Lease Agreement as of the Closing Date.

“Purchased Assets” is defined in Section 1.1.

“Records” is defined in Section 1.1.

“Retained Liabilities” is defined in Section 1.2.

“Securities Act” is defined in Section 5.4.

“Seller” is defined in the preamble to this Agreement.

“Seller Indemnitees” is defined in Section 9.2.

“SEWOP Services” means services provided in furtherance of the Business.

“taxes” means any income taxes or similar assessments or any sales, gross receipts, excise, occupation, use, ad valorem, property, production, severance, transportation, employment, payroll, franchise or other tax or customs duty imposed by any national or other taxing or customs authority, including any interest, penalties or additions attributable thereto.

“Transfer Taxes” is defined in Section 5.5.

“Total Loss” is defined in Section 2.4(a).

“Transaction Documents” means this Agreement and the Earnout Agreement, the Bills of Sale, the Assignment of Contracts, the Preferred Provider Agreement and the Assignment of Lease Agreement delivered pursuant hereto and the Protocols of Delivery and Acceptance delivered pursuant to Sections 2.3(a)(v) and 2.3(b)(iv) hereof and those certain certificates delivered pursuant to Sections 2.3(a)(iii) and 2.3(b)(iv) hereof.

“Unassigned Contract” is defined in Section 1.2(c).

“Unavailable Assets” is defined in Section 2.4(a).

“Unreasonable Interference” means condemnation or legal impediment to use by Buyer of all or any part of the Warri Facility or interference with the business or operations of Buyer that can reasonably be expected to materially increase Buyer’s costs of operations, to halt or delay Buyer’s operations so as to result in a material adverse effect on the operation of the Purchased Assets, to create hazardous conditions so as to result in a material adverse effect on the operation of the Purchased Assets, or to violate any applicable Law in any material respect; in each case only to the extent that such interference cannot be reasonably avoided by Buyer, after receiving advance notice from Seller, through reasonable accommodations by Buyer, including the incurrence of out-of-pocket costs by Buyer not to exceed $10,000 in the aggregate.

“Vessel Crew” is defined in Section 3.10.

“Vessel Documentation” is defined in Section 1.1.

“Vessels” is defined in Section 1.1.

“Warri Facility” is defined in Section 1.1.

“Warri Lease Agreement” means (i) the Deed of Sublease between Seller and Monier Construction Company (Nigeria) Limited dated September 23, 2003, and (ii) the Addendum to the Deed of Sublease dated July 11, 2006, in the terms and conditions that were in effect as of the date of this Agreement, for that piece or parcel of land, premises, improvements and appurtenances situated at Igbude, Warri and known as the MCC yard.

“West Africa” means the following countries which are located in the western part of Africa: Nigeria, Angola, Ghana, the Ivory Coast, Congo, Gabon, Equatorial Guinea, Cameroon, Benin, Togo, and Sao Tome & Principe.

ARTICLE XI

MISCELLANEOUS

11.1 Entire Agreement. This Agreement, together with the Exhibits and Disclosure Schedule hereto, and the certificates, documents, instruments and writings that are delivered pursuant hereto, constitutes the entire agreement and understanding of the Parties in respect of its subject matters and supersedes all prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby.

11.2 Successors. All of the terms, agreements, covenants, representations, warranties and conditions of this Agreement are binding upon, and inure to the benefit of and are enforceable by, the Parties and their respective successors.

11.3 Assignments. No Party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other Party.

11.4 Notices. All notices, requests, demands, claims and other communications hereunder will be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly given two Business Days after it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

If to Buyer:

Hercules International Holdings Ltd.

Hercules Offshore, Inc.

11 Greenway Plaza, Suite 2950

Houston, Texas 77046

Attn: Jim Noe

Tel: (713) 979-9836

Fax: (713) 979-9301

with a copy to (which shall not constitute notice):

Andrews Kurth LLP

600 Travis, Suite 4200

Houston, Texas 77002

Attn: Melinda Brunger

Tel.: (713) 220-4305

Fax: (713) 238-7235

If to Seller:

Halliburton West Africa Ltd.

c/o: Halliburton Energy Services Inc.

1401 McKinney, Suite 2400

5 Houston Center

Houston, Texas 77010

Attn: Thomas Cooney

Tel: (713) 759-2615

Fax: (713) 759-2657

with a copy to (which shall not constitute notice):

Mayer, Brown, Rowe & Maw LLP

700 Louisiana, Suite 3400

Houston, Texas 77002

Attn: William S. Moss III

Tel: (713) 238-2649

Fax: (713) 238-4649

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

11.5 Specific Performance. Each Party acknowledges and agrees that the other Party would be damaged irreparably if any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached. Accordingly, each Party agrees that the other Party will be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and its terms and provisions in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter in addition to any other remedy to which they may be entitled, at Law or in equity.

11.6 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

11.7 Headings. The article and section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

11.8 Governing Law. The Parties agree that this Agreement will governed in accordance with the laws of the State of Texas, without regard to its conflicts of law rules. The Parties agree that all disputes in any way relating to, arising under, connected with, or incident to this Agreement, shall be litigated, if at all, exclusively in the courts of the State of Texas, in Harris County, and, if necessary, the corresponding appellate courts. The Parties expressly submit themselves to jurisdiction in such courts.

11.9 Amendments and Waivers. No amendment, modification, replacement, termination or cancellation of any provision of this Agreement will be valid, unless the same shall be in writing and signed by Buyer and Seller. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, may be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising because of any prior or subsequent such occurrence.

11.10 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof, provided that any provision of this Agreement that is invalid or unenforceable in any situation or in any jurisdiction will not affect the enforceability of the remaining terms and provisions hereof or the enforceability of the offending term or provision in any other situation or in any other jurisdiction.

11.11 Expenses. Except as otherwise expressly provided in this Agreement, each Party will bear its own costs and expenses incurred in connection with the preparation, execution and performance of this Agreement and the transactions contemplated hereby including all fees and expenses of agents, representatives, financial advisors, legal counsel and accountants.

11.12 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party because of the authorship of any provision of this Agreement. Any reference to any federal, state, local or foreign Law shall be deemed also to refer to Law, as amended as of the date of the applicable reference, and all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” means “including without limitation.” The Parties intend that each representation, warranty and covenant contained herein shall have independent significance.

11.13 Incorporation of Exhibits and Disclosure Schedule. The Exhibits and the Disclosure Schedule identified in this Agreement are incorporated herein by reference and made a part hereof.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

HALLIBURTON WEST AFRICA LTD.

By:	/s/ David R. Smith
Name:	David R. Smith
Title:	Director

HALLIBURTON ENERGY SERVICES NIGERIA LIMITED

By:	/s/ David R. Smith
Name:	David R. Smith
Title:

HERCULES INTERNATIONAL HOLDINGS LTD.

By:	/s/ Steven A. Manz
Name:	Steven A. Manz
Title:	Attorney-in-Fact

[SIGNATURE PAGE TO ASSET PURCHASE AGREEMENT BY AND AMONG HERCULES INTERNATIONAL HOLDINGS LTD., HALLIBURTON WEST AFRICA LTD. AND HALLIBURTON ENERGY SERVICES NIGERIA LIMITED DATED AUGUST 23, 2006]

EXHIBIT 1.2

ASSIGNMENT AND ASSUMPTION OF CONTRACTS

THIS ASSIGNMENT AND ASSUMPTION OF CONTRACTS AGREEMENT (the “Contract Assignment”) is made effective as of the      day of                 , 2006, by and among HALLIBURTON WEST AFRICA LTD., a Cayman limited company (“HWAL”), HALLIBURTON ENERGY SERVICES NIGERIA LIMITED, a Nigerian corporation (“HESNL” and together with HWAL, “Assignor”), and HERCULES INTERNATIONAL HOLDINGS, LTD., a Cayman limited company (“Assignee”).

WHEREAS, Assignor desires to sell, transfer, assign and convey to Assignee all of its right, title and interest to the Assigned Contracts (as defined below) pursuant to the terms of this Contract Assignment, and Assignee desires to accept such assignment of the Assigned Contracts and to assume all of the Assumed Liabilities (as defined below) with respect thereto, upon the terms and conditions contained herein.

NOW, THEREFORE, in consideration of $            , the mutual agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Assignment. Assignor hereby sells, transfers, assigns and conveys to Assignee all of Assignor’s right, title, benefit, privilege and interest in and to the contracts of the Assignor described on Annex “1” attached hereto and incorporated herein by reference (collectively, the “Assigned Contracts”), and shall be entitled to all revenues, and shall retain all Liabilities under the Assigned Contracts resulting from events or occurrences or relating to periods ending prior to the date of this Contract Assignment (the “Retained Liabilities”). Assignee shall be entitled to receive all revenues, and shall assume all Liabilities under the Assigned Contracts arising, to be performed or resulting from events or occurrences or relating to periods on or after the date of this Contract Assignment (the “Assumed Liabilities”). Except for the Assumed Liabilities or as otherwise expressly provided for herein, Assignee will not assume or otherwise become liable for any Liabilities of the Assignor or its affiliates. Assignee hereby accepts the Assignment of the Assigned Contracts and assumes and agrees to observe, honor, and perform all of the duties, obligations, terms, provisions, and covenants, and to pay and discharge all of the Assumed Liabilities.

2. Further Assurances. At the request of Assignee and without any additional consideration, Assignor shall execute and deliver such further agreements, documents or instruments, and perform such further acts, as may be reasonably requested by Assignee in order to give effect to the provisions of this Contract Assignment or to perfect or evidence Assignee’s right, title and interest in the Assigned Contracts as specified herein.

3. Amendments and Waiver. No amendment, modification, replacement, termination or cancellation of any provision of this Contract Assignment will be valid, unless the same shall be in writing and signed by the parties hereto. No waiver by any party of any default or breach hereunder, whether intentional or not, may be deemed to extend to any prior or subsequent default or breach hereunder or affect in any way any rights arising because of any prior or subsequent such occurrence.

4. Assignment. This Contract Assignment shall be binding upon and inure to the benefit of the Assignor and the Assignee and their respective successors and assigns.

5. Applicable Law. This Contract Assignment and the rights and obligations of the parties hereunder shall be governed by and construed in accordance with the laws of the State of Texas, without regard to it conflicts of law rules.

6. Counterparts. This Contract Assignment may be executed by the parties in separate counterparts, each of which when so executed shall be deemed an original and all of which taken together shall constitute one and the same agreement.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Contract Assignment as of the day and year first above written.

HALLIBURTON WEST AFRICA LTD.

By:
Name:
Title:

HALLIBURTON ENERGY SERVICES NIGERIA LIMITED

By:
Name:
Title:

HERCULES INTERNATIONAL HOLDINGS LTD.

By:
Name:
Title:

ANNEX 1

[To Come]

EARNOUT AGREEMENT

This Earnout Agreement (“Agreement”) is entered into this      day of July, 2006, by and between              (“Seller”) and              (“Buyer”).

RECITALS

A.	Pursuant to an Asset Purchase Agreement dated as of the date hereof (the “Asset Purchase Agreement”), Seller has this date sold to Buyer the Business (as defined in the Asset Purchase Agreement).

B.	The Asset Purchase Agreement provides that a portion of the purchase price is to be calculated and paid as an earnout based upon Buyer’s EBITDA (as hereinafter defined) from the Covered Business over the Term (hereinafter defined).

C.	Seller and Buyer have agreed that determination and payment of the earnout contemplated by the Purchase Agreement is to be in accordance with the terms of this Agreement.

NOW, THEREFORE, in consideration of the premises and of the respective covenants and provisions herein contained, Seller and Buyer agree as follows:

ARTICLE I

DEFINITIONS

For purposes of this Agreement, capitalized terms used in this Agreement have the meanings specified in the Assets Purchase Agreement, and the terms listed below have the following meanings.

1.1 Covered Business.

(a) Subject to Section 1.1(b), for purposes of this Agreement, “Covered Business” means (i) the Business and (ii) Buyer’s business in West Africa, which consists of four vessels as operated by Buyer immediately prior to the Closing Date; but the Covered Business excludes any Unavailable Assets. “West Africa” means the following countries which are located in the western part of Africa: Nigeria, Angola, Ghana, the Ivory Coast, Congo, Gabon, Equatorial Guinea, Cameroon, Benin, Togo, and Sao Tome & Principe.

(b) In the event that an asset, business or entity (“Additional Business”) is purchased or acquired by the Covered Business subsequent to the date hereof or is otherwise combined with the Covered Business, then the Covered Business shall be deemed to include the Additional Business, and any Earnout Payments accruing after the acquisition of the Additional Business shall be adjusted as provided in Section 2.2(b)(2). The Buyer’s purchase of the five vessels owned by Meridien Maritime & Offshore Services Limited, and presently chartered by Seller under the Charter Party dated April 30, 2002, shall not be considered Additional Business for the purpose of this Agreement because Buyer’s operation of these five vessels after the Closing Date shall already be considered part of the Covered Business for purposes of calculating the Earnout Payments.

(c) In the event that an asset is lost or destroyed by Force Majeure, then any Earnout Payments accruing after such loss shall be adjusted as provided in Section 2.2(b)(3).

(d) In the event that an asset is removed or transferred away from the Covered Business and is no longer operated in West Africa (a “Removed Business”), in the sole discretion of Buyer, then the Covered Business shall be deemed to exclude any such Removed Business, and any Earnout Payments accruing after such loss shall be adjusted as provided in Section 2.2(b)(3).

1.2 Annual Payment Rate.

Twenty-five (25%) percent.

1.3 Maximum Payment.

In no event shall Buyer be required to pay an aggregate amount in excess of $10,000,000 cumulatively over the Term of the Agreement.

1.4 EBITDA.

As defined in Article III.

1.5 Term.

The period commencing on the first day of the month following the Closing Date (the “Commencement Date”) and continuing until the last day of the month preceding the third anniversary of the Commencement Date (the “Termination Date”).

ARTICLE II

EARNOUT PAYMENT

2.1 Nature of Earnout Payment.

Annually, Buyer shall pay to Seller an amount (“Earnout Payment”) equal to the Annual Payment Rate multiplied by the excess, if any, of EBITDA for the Covered Business during each Payment Period (as defined in Section 2.2(a)) that is in excess of the target amount of EBITDA (“Hurdle EBITDA”), which shall be subject to adjustment as provided in Section 2.2(b). The Earnout Payment will be paid to Seller within ninety (90) days after the net amount of EBITDA has been determined for a Payment Period.

2.2 Period for Payment and Hurdle EBITDA.

(a) The periods for calculation and payment of the Earnout Payment shall be three consecutive 12-month periods commencing on the Commencement Date and ending on the Termination Date (each such period, a “Payment Period”). The Hurdle EBITDA for each Payment Period shall be $19,000,000, subject to adjustment in accordance with Section 2.2(b).

(b) The Hurdle EBITDA shall be subject to adjustment for each Payment Period as follows:

(1) The Hurdle EBITDA will be increased by the amount of any Non-Forecasted Expenditures (as such term is defined, below) incurred during the Payment Period;

(2) The Hurdle EBITDA will be increased by the amount of EBITDA to be generated by committed contracts of any Additional Business during such Payment Period and the Forecasted Expenditures shall likewise be increased for each Payment Period for any additional expenditures made necessary by the Additional Business, as forecast by Buyer at the time such Additional Business becomes part of the Covered Business and documented in reasonable detail and reasonably agreed between the parties;

(3) The Hurdle EBITDA will be decreased by the amount of EBITDA generated by committed contracts of any vessel that has been lost or destroyed by Force Majeure, if and to the extent Buyer is entitled to receive insurance proceeds for such loss during such Payment Period and the Forecasted Expenditures shall likewise be decreased for each Payment Period by any expenditures avoided as a result of the loss or destruction as forecast by Buyer and documented in reasonable detail and reasonably agreed between the parties; and

(5) The Hurdle EBITDA will be decreased by the amount of EBITDA generated by committed contracts of any Removed Business during such Payment Period and the Forecasted Expenditures shall likewise be decreased for each Payment Period by the expenditures avoided as a result of the Removed Business, as forecast by Buyer at the time such Removed Business ceases to be part of the Covered Business and documented in reasonable detail and reasonably agreed between the parties.

For purposes of this Section 2.2(b), “Non-Forecasted Expenditures” means the following expenditures actually incurred or accrued by Buyer, consistent with Buyer’s reasonable and customary practices for its own vessels located in Nigeria, in connection with the Covered Business, that are in excess of the Forecasted Expenditures (as defined in the next paragraph): (a) Expenses for repairs, maintenance, refurbishments and upgrades that may be required by: (i) the classification society rules, practices or requirements, (ii) the requirements of the flagging jurisdiction of the vessels, (iii) applicable Law, (iv) the standards of design, maintenance, manning, repair, and health, safety, and environmental practices and policies applicable to Buyer’s existing vessels in Nigeria, (v) customer specifications or requirements; (vi) Buyer’s hull & machinery and Protection & Indemnity underwriters, and (b) dry-docking expenditures, including, without limitation, the costs of annual inspection and regular, routine maintenance, which are not included in the expenses described in (a) of this paragraph. In no event shall Non-Forecasted Expenditures include any expenditures with the purpose or effect of increasing the class or capacity of the vessel or materially and permanently altering the function or use of the vessel.

For purposes of this Section 2.2(b), “Forecasted Expenditures” for each Payment Period are as follows:

Payment Period No. 1 (commencing on the first day of the month following Closing and continuing for a period of 12 months, the last day of such 12 month period hereafter the “First Anniversary Date”):	$1,700,000.00
Payment Period No. 2 (commencing on the day after the First Anniversary Date and continuing for a period of 12 months, the last day of such 12 month period hereafter the “Second Anniversary Date”):	$2,245,000.00
Payment Period No. 3 (commencing on the day after the Second Anniversary Date and continuing for a period of 12 months):	$1,900,000.00

Forecasted Expenditures for each Payment Period will be increased by the amount of expenditures actually incurred or accrued by Buyer as the direct result of Force Majeure.

For purposes of this Section 2.2(b), “Force Majeure” means extreme weather, civil unrest, war, hostilities, terrorism, seizure or expropriation of assets, other destructive event outside the control of Buyer, or Act of God.

ARTICLE III

COMPUTATION OF EBITDA

3.1 Manner of Computation.

For purposes of this Agreement, “EBITDA” of the Covered Business for any fiscal year shall mean its earnings from operations before interest, taxes, depreciation and amortization, calculated as if it were being operated as a separate and independent corporation. EBITDA shall be determined in accordance with U.S. generally accepted accounting principles (“GAAP”) as consistently applied by Buyer. In determining such EBITDA:

(a) EBITDA shall not include any gains, losses or profits realized from the sale of any assets other than in the ordinary course of business;

(b) EBITDA shall be computed without regard to “extraordinary” items (as that term shall be defined in GAAP) of gain or loss from Force Majeure;

(c) No deduction shall be made for legal or accounting fees and expenses arising out of this Agreement or the Asset Purchase Agreement; and

(d) The purchase and sales prices of goods and services sold by the Covered Business to Buyer or its affiliates or purchased by the Covered Business from Buyer or its affiliates shall be adjusted to reflect the amounts that the Covered Business would have realized or paid if dealing with an independent party in an arm’s-length commercial transaction.

3.2 Time of Determination and Dispute Resolution.

(a) The EBITDA of the Covered Business shall be determined by Buyer within ninety (90) days after the close of each Payment Period. Copies of its report setting forth its computation of the EBITDA of the Covered Business shall be submitted in writing to Seller by Buyer and, unless the Seller notifies Buyer within sixty (60) days after receipt of the report that it objects to the computation of EBITDA set forth therein, the report shall be binding and conclusive for the purposes of this Agreement. Seller shall have reasonable access to the books and records of the Covered Business and to Buyer’s workpapers during regular business hours to verify the computation of EBITDA made by Buyer.

(b) If Seller notifies Buyer in writing within sixty (60) days after receipt of Buyer’s report that it objects to the computation of EBITDA set forth therein, the amount of EBITDA for the fiscal year to which such report relates shall be determined by negotiation between Seller and Buyer.

(c) If Seller and Buyer are unable to reach agreement within thirty (30) business days after such notification regarding the determination of EBITDA or other amounts calculated under this Agreement, then the determination of the amount of EBITDA or other disputed amounts for the period in question shall be submitted to a mutually agreeable third-party firm of registered public accountants or, if appropriate, to other qualified and neutral experts (“Arbitrators”) for determination, whose determination shall be binding and conclusive on the parties. If the Arbitrators determine that the EBITDA has been understated by ten (10%) percent or more, then Buyer shall pay the Special Accountants’ fees, costs and expenses. If EBITDA has not been understated or has been understated by less than ten (10%) percent, then Seller shall pay the Arbitrators’ fees, costs and expenses. The decision of the Arbitrators shall be rendered in writing and shall be final and binding upon the parties as to the determination of EBITDA or other disputed items.

3.3 Security.

In order to secure Buyer’s obligations under this Agreement, Seller shall be entitled to, and Buyer hereby grants to Seller, a lien and security interest in and to the L/B MENE AFEJUKU in the amount of $3,000,000. The Buyer shall bear all costs incurred in effectuating Seller’s lien rights.

ARTICLE IV

MISCELLANEOUS

4.1 Benefit of Parties.

All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of the parties and their respective permitted successors and assigns. This Agreement shall not be assignable by Buyer or Seller.

4.2 Entire Agreement.

This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings between the parties with respect thereto.

4.3 Counterparts.

This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

4.4 Cooperation.

During the Term, each party will cooperate with and assist the other party in taking such acts as may be appropriate to enable all parties to effect compliance with the terms of this Agreement and to carry out the true intent and purposes hereof.

4.5 Amendments and Waivers of Compliance.

No amendment, modification, replacement, termination or cancellation of any provision of this Agreement will be valid, unless the same shall be in writing and signed by Buyer and Seller. The party for whose benefit a warranty, representation, covenant or condition is intended may, in writing, waive any inaccuracies in the warranties, representations, covenants or conditions contained in this Agreement or waive compliance with any of the foregoing and so waive performance of any of the obligations of the other party hereto and any defaults hereunder, provided, however, that such waiver shall not affect or impair the waiving party’s rights in respect to any other warranty, representation, covenant, condition or default hereunder.

4.6 Index and Captions.

The captions of the Articles and Sections of this Agreement are solely for convenient reference and shall not be deemed to affect the meaning or interpretation of any Article or Section hereof.

4.7 Assignments.

No party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other party.

4.8 Governing Law.

The parties agree that this Agreement will governed in accordance with the laws of the State of Texas, without regard to its conflicts of law rules.

4.9 Severability.

The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof, provided that any provision of this Agreement that is invalid or unenforceable in any situation or in any jurisdiction will not affect the enforceability of the remaining terms and provisions hereof or the enforceability of the offending term or provision in any other situation or in any other jurisdiction.

IN WITNESS WHEREOF, the parties have hereunto caused this Agreement to be executed in multiple original counterparts as of the date set forth above.

SELLER

By
Name:
Title:

BUYER

By:
Name:
Title:

PREFERRED PROVIDER AGREEMENT

BY AND AMONG

HERCULES INTERNATIONAL HOLDINGS LTD.,

HALLIBURTON WEST AFRICA LTD.

AND

HALLIBURTON ENERGY SERVICES NIGERIA LIMITED

[                ], 2006

PREFERRED PROVIDER AGREEMENT

THIS PREFERRED PROVIDER AGREEMENT (as amended or restated from time to time, this “Agreement”) is entered into as of this [__] day of [            ] 2006, by and among HERCULES INTERNATIONAL HOLDINGS LTD., a Cayman limited company and HERCULES LIFTBOATS COMPANY NIGERIA LTD., a Cayman limited company (collectively, “Buyer”), and HALLIBURTON WEST AFRICA LTD., a Cayman limited company, and HALLIBURTON ENERGY SERVICES NIGERIA LIMITED, a Nigerian corporation (collectively, “Seller”).

RECITALS

WHEREAS, pursuant to that certain Acquisition Agreement dated [            ], 2006 among Buyer and Seller (as amended or restated from time to time, the “Acquisition Agreement”), Buyer agreed to purchase, and Seller agreed to sell, certain assets used or held for use by Seller in the SEWOP Business (as defined below);

WHEREAS, prior to the closing of the transactions contemplated by the Acquisition Agreement on even date herewith (the “Closing”), it was a customary practice of Seller and Seller’s affiliates to provide services, and to bid on projects to provide services, pursuant to a single contract or related contracts with a particular customer that involved both services related to the SEWOP Business and Other Services (as defined below);

WHEREAS, immediately following the Closing, Buyer and its affiliates will operate the SEWOP Business (and Seller has agreed not to compete in the SEWOP Business for a period of time as set forth in the Acquisition Agreement), Seller and its affiliates will operate the Other Businesses and certain customers will continue to seek out bundled services that consist of SEWOP Services (as defined below) provided by Buyer and its affiliates and Other Services provided by Seller and its affiliates; and

WHEREAS, Buyer and Seller are entering into this Agreement, among other reasons set forth herein, to evidence the terms and conditions on which the parties will cooperate in West Africa in order to pursue certain Bundled Service Jobs (as defined below) that require SEWOP Services provided by Buyer and Other Services provided by Seller;

NOW, THEREFORE, in consideration of the premises, the mutual benefits to be derived from this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

AGREEMENTS

1. Defined Terms. Capitalized terms used herein that are not defined in this Section 1 or in the body of this Agreement have the meanings given to them in the Acquisition Agreement. The following terms shall have the following meanings ascribed to them:

“Bundled Services” means a package of services that consists in part of Other Services and in part of SEWOP Services. For the avoidance of doubt, Bundled Services shall not include, and this Agreement shall not apply to, packages of services that do not include SEWOP Services.

“Bundled Services Jobs” means jobs that involve Bundled Services in West Africa.

“Competitive Business” means a business that competes with a business of Seller or its affiliates; provided, however, that Competitive Business shall not include (i) the SEWOP Business, (ii) contract drilling services, and (iii) any other business or businesses which Seller and Buyer mutually agree in good faith to be non-competitive.

“Other Businesses” means the energy services businesses conducted by Seller and Seller’s affiliates other than the SEWOP Business.

“Other Services” means services provided in furtherance of the Other Businesses.

“SEWOP Business” shall have the meaning given to the term “Business” in the Acquisition Agreement.

“SEWOP Services” means services provided in furtherance of the SEWOP Business.

“West Africa” means the following countries which are located in the western part of Africa: Nigeria, Angola, Ghana, the Ivory Coast, Congo, Gabon, Equatorial Guinea, Cameroon, Benin, Togo, and Sao Tome & Principe.

2. Term.

(a) The term of this Agreement shall commence as of the date hereof and shall end on the third anniversary of the date hereof, unless earlier terminated pursuant to clause (b) below.

(b) If Buyer engages or participates in, directly or indirectly, whether as a partner, owner, investor, shareholder, principal, agent, lender or otherwise, any Competitive Business, then Seller may provide notice to Buyer that it believes that Buyer is engaging or participating in a Competitive Business and that Seller intends to terminate this Agreement in its entirety in 30 days. If Buyer is engaging or participating in a Competitive Business and does not cease such engagement or participation in such Competitive Business within 30 days after receiving such notice, Seller may terminate this Agreement in its entirety at the end of such 30-day period by providing notice to Buyer of such termination.

3. Halliburton Bundled Services Jobs.

(a) Seller will communicate with Buyer, in the manner provided for in Section 7 hereof, regarding Bundled Services Jobs on which Seller or any Affiliate of Seller intends to bid or otherwise seeks to be awarded a contract to provide Bundled Services (whether the award process involves multiple bidders or only Seller or an Affiliate thereof).

(b) With respect to each Bundled Services Job with respect to which Buyer or an Affiliate thereof expresses an interest in providing the SEWOP Services, Seller will use its commercially reasonable efforts to provide Buyer with such information about the

SEWOP Services component of such job as is reasonably necessary or customary for Buyer (or its Affiliate) or a similar service provider to formulate a bid or other proposal to provide the SEWOP Services component of such job (as well as such other information as Buyer reasonably requests and Seller possesses or has reasonable access to). Seller will request to include Buyer in meetings, conference calls and other discussions with customers on these jobs to enable Buyer to fully assess the desirability and parameters of the SEWOP Services component of such jobs. Furthermore, where acceptable to the customer, Seller will include Buyer in meetings, conferences or other discussions with customers in connection with such Bundled Services Job.

(c) Buyer will provide to Seller a copy of the customer bid specifics for the SEWOP Services component of each Bundled Services Job that Buyer desires to bid on, subject to Section 3(f) hereof. If the bid specifics for the SEWOP Services component submitted by Buyer are at or below market prices, are reasonably available and meet or exceed industry quality assurance standards (the “Service Standard”) for the provision of SEWOP Services, Seller will include in its bid for that Bundled Services Job the bid specifics submitted by Buyer for the SEWOP Services component of the Bundled Services Job and will identify Buyer or the applicable Affiliate of Buyer as the provider of the SEWOP Services in the tender materials for such bid; provided, however, that Seller will have no obligation to include the bid specifics submitted by Buyer for the SEWOP Services component in its bid for a Bundled Services Job if (i) the bid specifics for the SEWOP Services component of the Bundled Services Job submitted by Buyer do not meet the Service Standard in any respect, (ii) the customer expressly requires or otherwise indicates to the Seller that it has reasonable business reasons for preferring that the SEWOP Services component of the Bundled Service Job be performed by a third-party provider not affiliated with Seller other than Buyer, or (iii) any contract with the customer expressly requires Seller to submit bid specifications of a third-party provider not affiliated with Seller and Seller does in fact submit such third-party’s bid specifications with Seller’s bid. In the event the Seller includes in its bid for a Bundled Services Job the bid specifics submitted by the Buyer and the bid is thereafter rejected by the customer, the Seller shall be free to (i) bid with other potential bidders on the same Bundled Services Job, and (ii) perform work for the successful bidder on the same Bundled Services Job.

(d) Seller and Buyer agree to cooperate with each other in all reasonable respects to pursue and be awarded any Bundled Services Jobs with respect to which Seller included in its bid for the Bundled Services Job the bid specifics of Buyer for the provision of the SEWOP Services component thereof.

(e) Seller acknowledges Buyer’s preference to establish direct contractual relationships with each customer to cover the SEWOP Services to be provided by Buyer, and Seller will use commercially reasonable efforts to assist Buyer in establishing such direct customer relationships. However, to the extent the terms of this Agreement entitle Buyer to participate in a Bundled Service Job but the customer is unwilling to directly contract with Buyer or its affiliates for the provision of SEWOP Services that are a component of Bundled Services Jobs, Seller agrees to contract directly with the customer for all of the Bundled Services, and to subcontract with Buyer or an Affiliate of Buyer for the provision of the SEWOP Services component of the Bundled Services. In such event, Seller and Buyer will enter into a subcontract agreement in the form of the Subcontract Agreement attached as Exhibit C to the Acquisition Agreement (the “Subcontract Agreement”) or such other form of subcontract as the parties may mutually agree.

(f) The parties agree that in West Africa, Buyer will use its commercially reasonable efforts to make available to Seller Buyer’s lift boats and personnel prior to making such equipment or personnel available to any other party, so long as Buyer is compensated on then prevailing market terms or Buyer, in its sole discretion, otherwise elects to provide such services on other terms. In any event, Seller acknowledges and agrees that Buyer’s lift boats and personnel may not be available at the time requested by Seller and that Buyer shall have no obligation to disengage from any SEWOP Services or reasonably anticipated services in order to make equipment or personnel available to Seller under this Agreement.

(g) Buyer will perform, and will cause its affiliates to perform, SEWOP Services in connection with Bundled Services Jobs or jobs described in Section 3(f) hereof in a good and workmanlike manner and in accordance with good marine practices.

4. Hercules Bundled Services Jobs.

(a) Buyer will communicate with Seller, in the manner provided for in Section 7 hereof, regarding Bundled Services Jobs on which Buyer or any affiliate of Buyer intends to bid or otherwise seeks to be awarded a contract to provide Bundled Services (whether the award process involves multiple bidders or only Buyer or an affiliate thereof).

(b) With respect to each Bundled Services Job with respect to which Seller or an affiliate thereof expresses an interest in providing the Other Services, Buyer will use its commercially reasonable efforts to provide Seller with such information about the Other Services component of such job as is reasonably necessary or customary for Seller (or its affiliate) or a similar service provider to formulate a bid or other proposal to provide the Other Services component of such job (as well as such other information as Seller reasonably requests and Buyer possesses or has reasonable access to). Buyer will request to include Seller in meetings, conference calls and other discussions with customers on these jobs to enable Seller to fully assess the desirability and parameters of the Other Services component of such jobs. Furthermore, where acceptable to the customer, Buyer will include Seller in meetings, conferences or other discussions with customers in connection with such Bundled Services Job.

(c) Seller will provide to Buyer a copy of the customer bid specifics for the Other Services component of each Bundled Services Job that Seller desires to bid on, subject to Section 4(f) hereof. If the bid specifics for the Other Services component submitted by Seller meet the Service Standard for the provision of Other Services, Buyer will include in its bid for that Bundled Services Job the bid specifics submitted by Seller for the Other Services component of the Bundled Services Job and will identify Seller or the applicable affiliate of Seller as the provider of the Other Services in the tender materials for such bid; provided, however, that Buyer will have no obligation to include the bid specifics submitted by Seller for the Other Services component in its bid for a Bundled Services Job if (i) the bid specifics for the Other Services component of the Bundled Services Job submitted by Seller do not meet the Service Standard in any respect, (ii) the customer expressly requires or otherwise indicates to the Buyer that it has reasonable business reasons for preferring that the Other Services component of the Bundled Service Job be performed by a third-party provider not affiliated with Buyer other than Seller, or (iii) any contract with the customer expressly requires Buyer to submit bid specifications of a third-party provider not affiliated with Buyer and Buyer does in fact submit such third-party’s bid specifications with Buyer’s bid. In the event the Buyer includes in its bid for a Bundled Services Job the bid specifics submitted by the Seller and the bid is thereafter rejected by the potential customer, the Buyer shall be free to (i) bid with other potential bidders on the same Bundled Services Job, and (ii) perform work for the successful bidder on the same Bundled Services Job.

(d) Seller and Buyer agree to cooperate with each other in all reasonable respects to pursue and be awarded any Bundled Services Jobs with respect to which Buyer included in its bid for the Bundled Services Job the bid specifics of Seller for the provision of the Other Services component thereof.

(e) Buyer acknowledges Seller’s preference to establish direct contractual relationships with each customer to cover the Other Services to be provided by Seller, and Buyer will use commercially reasonable efforts to assist Seller in establishing such direct customer relationships. However, to the extent the terms of this Agreement entitle Seller to participate in a Bundled Service Job but the customer is unwilling to directly contract with Seller or its affiliates for the provision of Other Services that are a component of Bundled Services Jobs, Buyer agrees to contract directly with the customer for all of the Bundled Services, and to subcontract with Seller or an affiliate of Seller for the provision of the Other Services component of the Bundled Services. In such event, Seller and Buyer will enter into a subcontract agreement in the form of the Subcontract Agreement attached as Exhibit C to the Acquisition Agreement (the “Subcontract Agreement”) or such other form of subcontract as the parties may mutually agree.

(f) The parties agree that in West Africa, Seller will use its commercially reasonable efforts to make available to Buyer Seller’s Other Services prior to making such Other Services available to any other party, so long as Seller is compensated on then prevailing market terms or Seller, in its sole discretion, otherwise elects to provide such services on other terms. In any event, Buyer acknowledges and agrees that Seller’s Other Services may not be available at the time requested by Buyer and that Seller shall have no obligation to disengage from any Other Services or reasonably anticipated services in order to make equipment or personnel available to Buyer under this Agreement.

(g) Seller will perform, and will cause its affiliates to perform, Other Services in connection with Bundled Services Jobs or jobs described in Section 4(f) hereof in the same good and workmanlike manner and in accordance with good oilfield practices.

5. Standalone SEWOP Services Jobs. As Seller or any Affiliate thereof becomes aware of any opportunities, leads and inquiries to provide SEWOP Services in West Africa on a standalone basis that is not a part of a Bundled Services Job (each, a “Standalone SEWOP Prospect”), Seller will use its commercially reasonable efforts to refer, and cause its affiliates to refer, Standalone SEWOP Prospects to Buyer. It is the intent of Seller to refer, and cause its affiliates to refer, all Standalone SEWOP Prospects to Buyer before referring any such matter to any other provider of SEWOP Services, and not to refer, and to cause its affiliates not to refer, any Standalone Prospect to any other provider of SEWOP Services until Buyer has had a reasonable opportunity to decide whether Buyer desires to pursue such prospect. If Buyer or any Affiliate thereof decides to pursue any Standalone SEWOP Prospect and notifies Seller of such decision, it is the intent of Seller not to, and to cause its affiliates not to, refer such prospect to any other service provider after receiving Buyer’s notice.

6. Standalone Other Services Jobs. As Buyer or any affiliate thereof becomes aware of any opportunities, leads and inquiries to provide Other Services in West Africa on a standalone basis that is not a part of a Bundled Services Job (each, a “Standalone Other Prospect”), Buyer will use its commercially reasonable efforts to refer, and cause its affiliates to refer, Standalone Other Prospects to Seller. It is the intent of Buyer to refer, and cause its affiliates to refer, all Standalone Other Prospects to Seller before referring any such matter to any other provider of Other Services, and not to refer, and to cause its affiliates not to refer, any Standalone Other Prospect to any other provider of Other Services until Seller has had a reasonable opportunity to decide whether Seller desires to pursue such prospect. If Seller or any affiliate thereof decides to pursue any Standalone Other Prospect and notifies Buyer of such decision, it is the intent of Buyer not to, and to cause its affiliates not to, refer such prospect to any other service provider after receiving Seller’s notice.

7. Strategy and Resource Planning. The parties shall endeavor to hold country-level monthly meetings and quarterly regional or corporate level meetings as reasonably necessary to implement this Agreement. The parties recognize that some of the information shared at these meetings will be sensitive and/or confidential and each party agrees that it will keep such sensitive or confidential information of the other party confidential. The parties further agree that only information reasonably necessary for the implementation of this Agreement in West Africa shall be shared at these meetings and that the parties will use such information solely for purposes of the bidding process as described in this Agreement. For the purposes of this Section 7, this information does not include such information that becomes public knowledge (other than by disclosure in breach of this Section 7) or is required to be disclosed by law, including applicable securities laws and regulations; provided, however, that before a party discloses any of the foregoing as may be required by law, to the extent practicable, such party shall give the other party reasonable advance notice and take such reasonable actions as the other party may propose to minimize the required disclosure. Buyer and Seller will ensure that the proper representatives (i.e. the individual or individuals with knowledge of the agenda items and decision making authority with respect thereto) of each organization attend each meeting.

8. Territorial Limitations of this Agreement. This Agreement shall only apply to the operations of Buyer and Seller in West Africa and shall not apply to the operations of Buyer and Seller in other parts of the world.

9. Entire Agreement. This Agreement constitutes the entire agreement and understanding of the parties in respect of its subject matters and supersedes all prior understandings, agreements, or representations by or among the parties, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby.

10. Successors. All of the terms, agreements, covenants, representations, warranties and conditions of this Agreement are binding upon, and inure to the benefit of and are enforceable by, the parties and their respective successors.

11. Assignments. No Party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other Party.

12. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

13. Headings. The article and section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

14. Governing Law. The parties agree that this Agreement will governed in accordance with the laws of the State of Texas, without regard to its conflicts of law rules. The parties agree that all disputes in any way relating to, arising under, connected with, or incident to this Agreement, shall be litigated, if at all, exclusively in the courts of the State of Texas, in Harris County, and, if necessary, the corresponding appellate courts. The parties expressly submit themselves to jurisdiction in such courts.

15. Amendments and Waivers. No amendment, modification, replacement, termination or cancellation of any provision of this Agreement will be valid, unless the same shall be in writing and signed by Buyer and Seller. No waiver by any Party of any default or breach of any of the terms and conditions hereunder, whether intentional or not, may be deemed to extend to any prior or subsequent default or breach hereunder or affect in any way any rights arising because of any prior or subsequent such occurrence.

16. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof, provided that any provision of this Agreement that is invalid or unenforceable in any situation or in any jurisdiction will not affect the enforceability of the remaining terms and provisions hereof or the enforceability of the offending term or provision in any other situation or in any other jurisdiction.

17. Notices. Any notice, request, instruction, demand or other communication to be given hereunder by either party hereto to the other shall be given in accordance with the provisions in Section 11.4 of the Acquisition Agreement.

18. Public Announcements. Neither of the parties hereto, except as required by any Law, Governmental Authority or stock exchange rule, shall release to the public any information concerning this Agreement or the transactions contemplated by this Agreement, without having first obtained the written approval of the other parties hereto.

19. Change of Control.

(a) This Agreement shall terminate immediately at any time that a transaction or series of transactions is consummated without the prior written consent of Seller in its sole discretion that results in (i) Hercules Offshore, Inc. owning 50% or less of the equity interests or voting rights of Buyer, directly or indirectly and (ii) Hercules Offshore, Inc. ceasing to retain control of Buyer.

(b) For purposes of this Section 18, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of any entity, whether through the ownership of voting securities, by contract or otherwise.

20. Inconsistencies. In the event of any inconsistency between the terms of this Agreement and the terms of the Acquisition Agreement, the terms of the Acquisition Agreement shall govern and control.

21. No Partnership. Nothing in this Agreement shall be construed to create a partnership, joint venture or other fiduciary relationship between Seller and Buyer.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

SELLER:

HALLIBURTON WEST AFRICA LTD.

By:
Name:
Title:

HALLIBURTON ENERGY SERVICES NIGERIA LIMITED

By:
Name:
Title:

BUYER:

HERCULES INTERNATIONAL HOLDINGS LTD.

By:
Name:
Title:

EXHIBIT 2.3(a)(viii)

FORM OF ASSIGNMENT

AND ASSUMPTION OF LEASE

This Assignment and Assumption of Lease Agreement (this “Assignment”) is entered into by and between HALLIBURTON ENERGY SERVICES NIGERIA LIMITED, a limited liability company having its registered office at plot 90, Ajose Adeogun Street, Victoria Island, Lagos (“Assignor”) and HERCULES INTERNATIONAL HOLDINGS LTD., a Cayman limited company (“Assignee”).

W I T N E S S E T H:

WHEREAS, Monier Construction Company Nigeria Limited (“Sublessor”) entered into that certain Deed of Lease dated October 1, 1966 with Chief Edward G. Sido (“Chief Sido”) and Chief J. Kagho Omomadia (“Chief Omomadia”, together with Chief Sido the “Landlords”) and that certain Deed of Lease dated September 14, 1968 with the Landlords (the “Original Leases”), wherein Landlords leased to Sublessor that certain parcel of land described on Annex “1” attached hereto (the “Leased Premises”), as more fully described in the Original Leases;

WHEREAS, the Sublessor renewed and the Landlords granted a new lease of the Leased Premises for a further term of thirty (30) years from September 1, 1996 (the “Renewed Lease”, together with the Original Leases, the “Lease”).

WHEREAS, Sublessor and Assignor entered into that certain Deed of Sub Lease dated September 24, 2003 (the “Deed of Sub Lease”) in which the Sublessor subleased all of the Leased Premises to the Assignor;

WHEREAS, Sublessor and Assignor entered into an Addendum to Deed of Sub Lease dated July 11, 2006 extending the term of the Deed of Sub Lease three years from September 24, 2006 until September 23, 2009;

WHEREAS, Assignor now desires to transfer, assign and convey all of its rights, duties and obligations in and under the Deed of Sub Lease to Assignee, and Assignee now desires to assume all of the Assignor’s rights, duties and obligations in and under the Deed of Sub Lease in accordance with the terms and conditions of this Assignment; and

NOW, THEREFORE, in consideration of                  ($            ) and other good and valuable consideration paid to Assignor by Assignee, the receipt and sufficiency of which are hereby confessed and acknowledged, the parties agree as follows:

1. Assignment of Lease. Assignor hereby grants, transfers, assigns and conveys to Assignee all of Assignor’s right, title and interest in, to and under the Deed of Sub Lease, including (to the full extent assignable and transferable) all interests, benefits, rights and privileges of Assignor thereunder. Assignor will deliver possession of the Leased Premises on the effective date of this Assignment.

2. Assumption of Lease. Assignee hereby (i) accepts this assignment and transfer of Assignor’s right, title and interest in, to and under the Deed of Sub Lease, and (ii) assumes and agrees to be bound by and liable for the performance of all covenants, duties and obligations of the tenant under the Deed of Sub Lease and all exhibits and attachments thereto, just as fully and to the same extent as if Assignee had been the original party designated as the tenant under the Original Lease.

3. Successors and Assigns. The terms and provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

4. Multiple Counterparts. This Assignment may be executed and delivered in any number of counterparts, each of which so executed and delivered shall be deemed an original, and all of which shall constitute one and the same instrument.

[SIGNATURE PAGE TO FOLLOW]

EXECUTED to be effective the      day of             , 2006.

“ASSIGNOR”

HALLIBURTON ENERGY SERVICES NIGERIA LIMITED

By:
Name:
Title:

“ASSIGNEE”

HERCULES INTERNATIONAL HOLDINGS LTD.

By:
Name:
Title:

ANNEX 1

That parcel of land measuring approximately 3 Acres, together with the warehouse heavy duty workshop, workshop office blocks, stores, petroleum pumps and jetty with surrounding yard and premises with appurtenances situated at Igbudu Warri and known as MCC yard Igbudu Warri Delta State and being along the east end of the main access road and directly onto the Warri River in Delta State and more particularly described on survey plan Nos. AR 482 and AR 714 annexed to the Sublessor’s two deeds of lease dated 1st day of September 1966 and 28th day of August, 1968 and registered as No. 33 at page 33 in volume 45 and No. 11 at page 11 in volume 61 respectively of the lands Registry Benin (Now Asaba) and therein verged pink.

FORM OF

SUBCONTRACT AGREEMENT

This Subcontract Agreement is made effective this      day of             ,          by and between:              (hereinafter called “CONTRACTOR”) and              (hereinafter called “SUBCONTRACTOR”). CONTRACTOR and SUBCONTRACTOR are sometimes referred to herein as a “Party” or collectively as the “Parties.”

RECITALS

                             (hereinafter called “CLIENT”) has awarded a Main Contract (as hereinafter defined) to CONTRACTOR to perform Work (as hereinafter defined) for CLIENT.

CONTRACTOR now wishes to utilize the resources of SUBCONTRACTOR to perform the Services (as hereinafter defined), which Services comprise a vital portion of the Work.

Except as expressly set forth in this Agreement, SUBCONTRACTOR, while performing services for the ultimate benefit of CLIENT, will be bound by terms and conditions consistent with the terms and conditions of the Main Contract.

SUBCONTRACTOR, having been afforded the opportunity to read and comment upon the provisions of the Main Contract (other than details of CONTRACTOR’s prices) is willing to perform the Services on the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, for the mutual consideration expressed herein, the parties hereby agree as follows:

AGREEMENTS

1.	DEFINITIONS

For the purpose of this Agreement, the following terms shall have the meanings assigned to them in this Article:

1.1	“Agreement” means this Subcontract Agreement as originally executed or as may from time to time be amended by a specific written instrument executed on behalf of both Parties and the Exhibits “A” and “B” attached hereto, being:

Exhibit “A”: Main Contract

Exhibit “B”: Price List, if applicable

1.2	“Business” shall mean the business of providing lift boat services to the offshore oil drilling industry in the waters offshore of West Africa.

1.3	“Main Contract” means, as applicable, the relevant contract between CLIENT and CONTRACTOR concerning the Work or a description prepared by CONTRACTOR of all terms and conditions from such contract that apply to the Services and, in either case, attached hereto as Exhibit A. CONTRACTOR and SUBCONTRACTOR agree and acknowledge that in some cases, due to confidentiality restrictions, the Main Contract cannot be shown to SUBCONTRACTOR and, in such cases, CONTRACTOR has provided a description on Exhibit A of all terms and conditions applicable to the Services and such description shall serve as the “Main Contract” for all purposes in connection with this Agreement.

1.4	“Services” means the services required to be performed by Client under the Main Contract in furtherance of the Business.

1.5	“West Africa” means the following countries which are located in the western part of Africa: Nigeria, Angola, Ghana, the Ivory Coast, Congo, Gabon, Equatorial Guinea, Cameroon, Benin, Togo, and Sao Tome & Principe.

1.6	“Work” means all work to be undertaken under a Main Contract for CLIENT by CONTRACTOR.

1.7	“Work Order” means a document that may be issued from time to time by CONTRACTOR to SUBCONTRACTOR pursuant to this Agreement, which contains the scope of work and time schedule pertaining to the Services.

2.	GENERAL

2.1	SUBCONTRACTOR shall perform the Services in accordance with this Agreement and the requirements of the Main Contract (insofar as it relates to the provision of the Services).

2.2	SUBCONTRACTOR shall provide all labor, materials, plant and equipment required for the execution, completion and maintenance of the Services as more particularly described in the relevant Work Order.

2.3	CONTRACTOR shall take such action as is necessary, under the Main Contract and vis-à-vis the CLIENT, to enable SUBCONTRACTOR to perform the Services, including providing all information belonging to or provided by CLIENT reasonably necessary for SUBCONTRACTOR to perform the Services, subject to SUBCONTRACTOR’s confidentiality obligations under Section 9.1.

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2.4	SUBCONTRACTOR shall not assign the whole or any part of this Agreement nor shall SUBCONTRACTOR sublet the whole or any part of the Services without the previous written consent of CONTRACTOR and, where required, of CLIENT.

2.5	Where any term or provision of this Agreement conflicts or is inconsistent with the terms of the Main Contract, the terms and provisions of this Agreement shall to that extent prevail.

3.	OBLIGATIONS OF THE PARTIES

3.1	SUBCONTRACTOR acknowledges that it might not have full knowledge and understanding of the Main Contract; but it is willing to perform the Services under the Main Contract because the Main Contract was negotiated by CONTRACTOR when it was expecting to perform the Services.

3.2	SUBCONTRACTOR shall execute, complete and maintain the Services such that no act or omission by SUBCONTRACTOR in relation thereto shall constitute, cause or contribute to a breach by CONTRACTOR of any of CONTRACTOR’s obligations under the Main Contract.

3.3	Except as otherwise specifically provided for in this Agreement, the terms and conditions of the Main Contract shall apply mutatis mutandis to this Agreement as between CONTRACTOR and SUBCONTRACTOR, so that SUBCONTRACTOR shall have in respect of CONTRACTOR and in relation to the Services the same economic benefits, rights, duties, responsibilities, obligations and liabilities under this Agreement as CONTRACTOR has in respect of CLIENT and in relation to the Services under the Main Contract. CONTRACTOR shall have in respect of SUBCONTRACTOR and in relation to the Services the same rights, powers and remedies, responsibilities, obligations and liabilities under this Agreement as CLIENT has in respect of CONTRACTOR and in relation to the Services under the Main Contract.

3.4	SUBCONTRACTOR shall carry out the Services in a professional and workmanlike manner in every respect, and in accordance with the time schedule set forth in the relevant Work Order and the specifications set forth therein.

(a)	Subject to any Force Majeure provision under the Main Contract, if at any time, SUBCONTRACTOR fails to perform the Services within the scope and at the times set out in this Agreement or any relevant Work Order, and such failure is not a result of any actions of CONTRACTOR or CLIENT, then SUBCONTRACTOR shall, immediately upon the request of CONTRACTOR, at no additional cost to CONTRACTOR, take all necessary steps, including but not limited to, the substitution of defective equipment, the provision of additional equipment and/or labor, changes in the method and manner of performance, and other measures as required so to perform.

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(i)	The request by CONTRACTOR of such measures shall be without prejudice to any other rights or remedies CONTRACTOR may have under this Agreement or at law.

(ii)	SUBCONTRACTOR will be responsible to CONTRACTOR for any monetary consequences that CONTRACTOR suffers under the Main Contract as a result of, but only to the extent of, SUBCONTRACTOR’s failure to perform the Services in the manner and at the times set out in this Agreement; provided, however, that to the extent CONTRACTOR is excused and not penalized under the Main Contract, SUBCONTRACTOR shall be excused and not penalized under this Agreement.

(b)	If CONTRACTOR becomes aware of or believes that there is any fault or deficiency in the Services or non-conformity with this Agreement, CONTRACTOR shall give prompt written notice to SUBCONTRACTOR of such fault or deficiency in the Services. The written notice shall specify the basis for CONTRACTOR’s belief or claim of fault or deficiency in the Services in sufficient detail for SUBCONTRACTOR to determine whether it agrees with CONTRACTOR’s claim or belief or has any obligations to remedy such fault or deficiency in the Services under this Agreement.

3.5	The parties shall cooperate with each other in good faith with respect to any CLIENT-related issues involving the Services.

3.6	CONTRACTOR shall promptly respond to any requests by SUBCONTRACTOR for information, decisions or approval to avoid delay in the orderly performance of the Services. CONTRACTOR shall relay any communications from SUBCONTRACTOR to the CLIENT and from CLIENT to the SUBCONTRACTOR in relation to the Services in an accurate and timely manner.

3.7	It shall be the responsibility of each party to inform and report to the other party forthwith upon the occurrence of any event or circumstance which may, in such informing party’s opinion, impede the proper and timely execution of the Services so that remedial action, as is appropriate under the circumstances, may be taken and relevant decisions made.

3.8

Whenever CONTRACTOR is required under the Main Contract to give any return, account or notice, SUBCONTRACTOR shall in relation to the Services give a similar return, account or notice or such other information

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in writing to CONTRACTOR as will enable CONTRACTOR to comply with the requirements of the Main Contract. If solely and directly by reason of any breach by SUBCONTRACTOR of this Section 3.8, CONTRACTOR is prevented from recovering any sum from CLIENT under the Main Contract in relation to the Services, then without prejudice to any other right or remedy of CONTRACTOR under this Agreement or at law for such breach, CONTRACTOR may deduct such sum from monies otherwise due SUBCONTRACTOR under this Agreement.

3.9	SUBCONTRACTOR shall in relation to the Services comply with all instructions and decisions that are notified and confirmed in writing to SUBCONTRACTOR by CONTRACTOR, where such instructions and decisions are validly given under Section 3.9 and in compliance with applicable safety standards and applicable law.

3.10	CONTRACTOR shall have the like powers in relation to the Services under this Agreement to give instructions and decisions as CLIENT has in relation to the Work under the Main Contract, and SUBCONTRACTOR shall have the like obligations to abide by and comply therewith and the like rights in relation thereto as CONTRACTOR has in respect of CLIENT under the Main Contract.

3.11	SUBCONTRACTOR shall make such variations in the Services whether by way of addition, modification or omission, as may be:

(a)	ordered by CLIENT in accordance with the Main Contract and confirmed in writing to SUBCONTRACTOR by CONTRACTOR; or

(b)	agreed to be made by CLIENT and CONTRACTOR (which agreement shall not be made unless CONTRACTOR has first secured the agreement of SUBCONTRACTOR to such addition, modification or omission and the effect on price pursuant to Section 3.12) and confirmed in writing to SUBCONTRACTOR by CONTRACTOR.

3.12	The value of all variations which may be made under Section 3.11 shall be ascertained by reference to the rates and/or prices specified in the Main Contract or Exhibit B, as the case may be, for like or analogous work, but if there are no such rates and/or prices, or if they are not applicable, then the value shall be such as is fair and reasonable in all circumstances. In determining what is a fair and reasonable valuation, regard shall be had to any valuation made under the Main Contract in respect of the same variation, provided that nothing in Section 3.11 or this Section 3.12 shall oblige SUBCONTRACTOR to undertake variations in the Services at a loss or which are impracticable or impossible.

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3.13	Without limiting SUBCONTRACTOR’s liabilities under this Agreement, SUBCONTRACTOR shall effect and maintain with a first class insurance company, policies of insurance adequate to satisfy the insurance provisions of the Main Contract (insofar as they relate to the provision of the Services) and in such sums and for the benefit of such persons as are specified therein. Notwithstanding the provisions of the Main Contract, SUBCONTRACTOR shall name CONTRACTOR and CLIENT as additional insureds and shall ensure that SUBCONTRACTOR’s insurers waive their rights of subrogation against CONTRACTOR and CLIENT but both only to the extent of the liabilities expressly assumed hereunder by SUBCONTRACTOR.

3.14	An insurance certificate showing compliance by SUBCONTRACTOR with the insurance requirements of this Agreement and the Main Contract (insofar as they relate to the provision of the Services) shall be delivered to CONTRACTOR before commencement of the Services.

3.15	Each party shall hold harmless and indemnify the other party, the other party’s Affiliates, and its other subcontractors (but only if and to the extent such subcontractors have made identical reciprocal indemnities in favor of the party granting this indemnity) and their respective directors, officers, employees and agents from and against all liability for injury to or death of the personnel of the indemnifying party or the indemnifying party’s subcontractors’ (of any tier) personnel and for loss of or damage to the property of the indemnifying party or the indemnifying party’s subcontractors (of any tier) or the property of their respective personnel, and all claims, demands, proceedings, damages, costs, losses, liabilities and expenses whatsoever resulting therefrom arising out of, or in consequence of the performance of this Agreement, irrespective of the negligence or breach of duty of any of the indemnified parties.

3.16	If CLIENT under the Main Contract agrees with CONTRACTOR to indemnify SUBCONTRACTOR against or to accept liability in whole or in part for some form of loss or damage suffered by SUBCONTRACTOR in connection with the Services, CONTRACTOR agrees at the request of SUBCONTRACTOR to take all reasonable steps and provide all reasonable assistance to SUBCONTRACTOR to enforce such provision against CLIENT on behalf of SUBCONTRACTOR, subject to receiving from SUBCONTRACTOR a full indemnity as to costs incurred by CONTRACTOR under this Section.

3.17

THE INDEMNITIES SET FORTH IN THIS AGREEMENT ARE INTENDED TO BE ENFORCEABLE AGAINST THE PARTIES IN ACCORDANCE WITH THE EXPRESS TERMS AND SCOPE THEREOF NOTWITHSTANDING ANY EXPRESS NEGLIGENCE RULE OR ANY SIMILAR DIRECTIVE THAT WOULD PROHIBIT OR OTHERWISE LIMIT INDEMNITIES BECAUSE OF THE

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SIMPLE OR GROSS NEGLIGENCE (WHETHER SOLE, CONCURRENT, ACTIVE OR PASSIVE) OR OTHER FAULT OR STRICT LIABILITY OF ANY INDEMNIFIED PARTIES. THE PARTIES HERETO ACKNOWLEDGE THAT THE INDEMNITIES SET FORTH HEREIN MAY RESULT IN THE INDEMNITY OF A PARTY FOR ITS SIMPLE OR GROSS NEGLIGENCE (WHETHER SOLE, CONCURRENT, ACTIVE OR PASSIVE) OR OTHER FAULT OR STRICT LIABILITY OF THE INDEMNIFIED PARTY.

3.18	Notwithstanding any of the provisions of this Agreement, including the foregoing indemnification obligations, neither SUBCONTRACTOR nor CONTRACTOR shall be liable to the other for indirect or “consequential losses” which shall mean loss of profit, loss of use, loss of production or business interruption, or similar losses irrespective of the negligence or breach of duty of the party to be indemnified, and whether foreseeable or not at the date hereof.

3.19	Where under the Main Contract CONTRACTOR is obliged to assign the benefits and/or obligations of any subcontract entered into by CONTRACTOR in connection with the Main Contract (including this Agreement) in certain stated circumstances, SUBCONTRACTOR shall agree to and shall co-operate fully with CONTRACTOR and CLIENT in the execution of such assignment.

3.20	SUBCONTRACTOR shall abide by all applicable CLIENT safety and quality assurance requirements to the same extent CONTRACTOR is required to abide by such requirements under the Main Contract as they relate to the Services. SUBCONTRACTOR must implement these safety and quality assurance systems at its own cost (to the same extent CONTRACTOR is required to pay such costs under the Main Contract) to the satisfaction of CLIENT and CONTRACTOR.

3.21	CONTRACTOR shall have the right to assign this Agreement to any of its Affiliates and shall notify SUBCONTRACTOR of such assignment in writing.

3.22	If CLIENT requires a letter of credit, surety bond, performance bond or any similar financial instrument (a “Financial Instrument”) to be posted with CLIENT with respect to the Services:

(a)	SUBCONTRACTOR shall use commercially reasonable efforts to obtain and post a Financial Instrument with CLIENT in a form and in an amount satisfactory to CLIENT and to obtain the written waiver of CLIENT providing that CONTRACTOR is not required to provide a Financial Instrument to CLIENT with respect to the Services.

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(b)	If, under any circumstances, CLIENT requires CONTRACTOR to post a Financial Instrument with CLIENT with respect to the Services, SUBCONTRACTOR shall obtain and post a Financial Instrument with CONTRACTOR (the “Backstop Financial Instrument”) in a form and with a financial institution satisfactory to CONTRACTOR and in an amount equal to that portion of the Financial Instrument posted by CONTRACTOR with CLIENT that is allocable to the Services (the “Pro Rata Share”). The Pro Rata Share shall be an amount equal to the greater of (i) the total amount of the Financial Instrument posted by CONTRACTOR multiplied by a fraction, the numerator of which is the amount CLIENT has contracted to pay for the Services and the denominator of which is the amount CLIENT has contracted to pay for both the Services and the Work or (ii) the amount required by CLIENT to be posted with respect to the Services; provided, if the Pro Rata Share cannot be determined under clause (i) or (ii) preceding, the parties shall cooperate in good faith to determine the “Pro Rata Share” using the approach described in clause (i) preceding.

(c)	SUBCONTRACTOR shall be obligated to pay all fees and expenses incurred by it in connection with obtaining and posting a Financial Instrument with CLIENT or a Backstop Financial Instrument with CONTRACTOR, as applicable.

(d)	If SUBCONTRACTOR is required to obtain and post a Backstop Financial Instrument with CONTRACTOR, SUBCONTRACTOR shall be further obligated to reimburse CONTRACTOR for all out of pocket fees and expenses incurred by CONTRACTOR, including the out of pocket fees and expenses related to CONTRACTOR’s lines of credit required to post Financial Instruments, that are attributable to the Pro Rata Share of CONTRACTOR’s Financial Instrument posted with CLIENT to the extent, and only to the extent, such fees and expenses exceed the cost incurred by SUBCONTRACTOR in obtaining and posting its Backstop Financial Instrument.

4.	COMPENSATION

4.1	As compensation for the satisfactory performance of the Services, SUBCONTRACTOR shall receive payment from CONTRACTOR in accordance with the rates and/or prices stated in the Main Contract or Exhibit B, as the case may be, within thirty (30) days after the end of each month in which CONTRACTOR receives payment from CLIENT for the Services, which shall be based on a properly completed and timely submitted official invoice to CONTRACTOR.

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4.2	SUBCONTRACTOR warrants that the rates and/or prices stated in the Main Contract or Exhibit B, as the case may be, are correct and sufficient to support the performance of all of its obligations either expressed or implied in this Agreement or otherwise appropriate for the proper and timely performance of the Services, based on applicable laws and regulations in effect at the date of execution of this Agreement.

4.3	All payments shall be made hereunder in the currency stated in the Main Contract for the Services.

5.	DURATION

5.1	This Agreement shall be deemed to be effective on the date hereof and shall remain in full force and effect (i) until full and final performance of the Services under the Main Contract or final accounting and settlement of all obligations and/or disputes arising from this Agreement, whichever event shall occur last, or (ii) until terminated as per Section 6.

5.2	Notwithstanding the completion of the Services or termination of this Agreement, it is agreed that the provisions of Sections 3.4(a)(ii) and 3.15 and Section 9 of this Agreement and any provision surviving termination of the Main Contract shall survive termination of this Agreement and if this Agreement is terminated pursuant to Section 6.1, the terms and conditions of the Main Contract that survive the termination of the Main Contract (insofar as such terms and conditions relate to the provision of the Services) shall survive with respect to this Agreement and shall apply mutatis mutandis to this Agreement as provided in Section 3.3.

6.	TERMINATION

6.1	Without prejudice to CONTRACTOR’s rights under Section 6.2 below, CONTRACTOR shall have the right to terminate this Agreement if, for any reason, CLIENT terminates the Main Contract. In that event SUBCONTRACTOR will be entitled to that portion of any payment made by CLIENT under the Main Contract that is attributable to the Services.

6.2	If:

(a)	SUBCONTRACTOR fails to perform its material obligations under this Agreement in accordance with the terms of this Agreement and such failure to perform is material and continuing and SUBCONTRACTOR has had reasonable time to cure after receiving written notice of such event or breach from CONTRACTOR;

(b)	an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other similar relief in respect of SUBCONTRACTOR or its

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material debts, or of a substantial part of its assets, under any federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for a substantial part of SUBCONTRACTOR’s assets, and, in any such case, such proceeding or petition shall continue undismissed for 90 days or an order or decree approving or ordering any of the foregoing shall be entered; or

(c)	SUBCONTRACTOR shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other similar relief under any federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for a substantial part of SUBCONTRACTOR’s assets, (iii) make a general assignment of a substantial part of SUBCONTRACTOR’s assets for the benefit of creditors or (iv) take any action for the purpose of effecting any of the foregoing;

then without prejudice to any other rights or remedies CONTRACTOR may have under this Agreement, CONTRACTOR may by written notice to SUBCONTRACTOR forthwith terminate this Agreement.

6.3	Termination of this Agreement howsoever caused shall not prejudice the rights or obligations of either of the parties that have accrued prior to termination.

6.4	CONTRACTOR may, upon the occurrence of any of the events described in Sections 6.2, in lieu of giving notice of termination under Section 6.2 by reason of such events, take part of the Services out of the hands of SUBCONTRACTOR and may by itself or by others execute, complete and maintain such part, and in such event CONTRACTOR may recover all reasonable incidental costs of so doing (such a mobilization and de-mobilization costs) from SUBCONTRACTOR or deduct such reasonable incidental costs from monies otherwise due to SUBCONTRACTOR.

7.	TAXES

7.1	To the extent that CONTRACTOR is responsible under the Main Contract for taxes, imposts, fees, duties and the like related to the performance of the Work, SUBCONTRACTOR shall similarly be responsible for taxes, imposts, fees, duties and the like related to the performance of the Services and shall indemnify CONTRACTOR and the CLIENT in respect of all reasonable costs and expenses which they incur in connection therewith.

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7.2	CONTRACTOR will use its commercially reasonable efforts to ensure that SUBCONTRACTOR receives the same tax exemptions for equipment and assistance with respect to obtaining work permits for employees and other similar benefits as CONTRACTOR receives as a result of CONTRACTOR’s contractual relationship with the CLIENT.

8.	GOVERNING LAW

THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS WITHOUT REGARD TO ANY PRINCIPLES OF CONFLICTS OF LAW THEREOF THAT WOULD RESULT IN THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION.

9.	CONFIDENTIALITY

9.1	Each party shall abide by all applicable provisions of the Main Contract with regard to the confidentiality of the information belonging to the CLIENT.

9.2	With respect to all information disclosed between CONTRACTOR and SUBCONTRACTOR, other than information of CLIENT that is maintained in confidence to the extent required pursuant to Section 9.1, the parties agree that any know-how, processes, trade secrets or confidential information of the disclosing party shall be maintained in confidence and, except with the prior written consent of the disclosing party, shall not be divulged by the receiving party to any party except representatives of the receiving party. For purposes of this Section 9.2, this information does not include such information that becomes public knowledge (other than by disclosure in breach of this Section 9.2) or is required to be disclosed by law, including applicable securities laws and regulations; provided, before the receiving party discloses any of the foregoing as may be required by law, to the extent practicable, the receiving party shall give the disclosing party reasonable advance notice and take such reasonable actions as the disclosing party may propose to minimize the required disclosure.

9.3	Neither party shall publish or permit to be published either alone or in conjunction with any other person any information, articles, photographs or other illustrations relating to the Services, the other party or the CLIENT without the prior written consent of the owner of such information.

10.	INTELLECTUAL PROPERTY

Notwithstanding anything to the contrary contained in the Main Contract, title to all intellectual property belonging to SUBCONTRACTOR which is utilized in the performance of this Agreement or the Services shall remain with SUBCONTRACTOR.

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Intellectual property rights in any inventions, improvements or discoveries based on or derived from SUBCONTRACTOR’s Services, property or equipment shall vest in SUBCONTRACTOR at the time of such inventions, improvements or discoveries.

11.	LIENS, ATTACHMENTS AND ENCUMBRANCES

SUBCONTRACTOR shall be responsible for all claims in respect of labor, equipment, supplies and materials to be furnished by or on behalf of SUBCONTRACTOR hereunder, and SUBCONTRACTOR shall not permit liens, attachments or encumbrances relating to its obligations to be imposed by any person, firm, or government authority upon CONTRACTOR’s or CLIENT’s property by reason of any such claim or demand against SUBCONTRACTOR other than liens, attachments and encumbrances permitted under the Main Contract. Any such lien, attachment, or other encumbrance shall, until SUBCONTRACTOR shall have secured the release thereof, preclude any claims or demands by SUBCONTRACTOR for payment under this Agreement, and in the event that the same shall not have been removed within a reasonable amount of time after receipt by SUBCONTRACTOR of written notice from CONTRACTOR, then CONTRACTOR may remove the same and withhold the cost of removal, including legal and other fees and expenses, from any sums due to SUBCONTRACTOR hereunder.

12.	WAIVERS AND AMENDMENTS

Any waiver of any term or condition of this Agreement, or any amendment or modification of this Agreement, shall be effective only if set forth in a written document executed by a duly authorized officer of each of the parties. A waiver of any breach or failure to enforce any of the terms or conditions of this Agreement shall not in any way affect, limit or waive a party’s other rights hereunder at any time to enforce strict compliance thereafter with every term or condition of this Agreement.

13.	NOTICES

All notices, requests, demands, claims and other communications hereunder will be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly given two business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

(a)	If to SUBCONTRACTOR, addressed to:

Hercules International Holdings Ltd.

Hercules Offshore, Inc.

11 Greenway Plaza, Suite 2950

Houston, Texas 77046

Attn: Jim Noe

Tel: (713) 979-9836

Fax: (713) 979-9301

with a copy to (which shall not constitute notice):

Andrews Kurth LLP

600 Travis, Suite 4200

Houston, Texas 77002

Attn: Melinda Brunger

Tel.: (713) 220-4305

Fax: (713) 238-7235

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(b)	If to CONTRACTOR, addressed to:

Halliburton West Africa Ltd.

c/o: Halliburton Energy Services Inc.

1401 McKinney, Suite 2400

5 Houston Center

Houston, Texas 77010

Attn: Thomas Cooney

Tel: (713) 759-2615

Fax: (713) 759-2657

with a copy to (which shall not constitute notice):

Mayer, Brown, Rowe & Maw LLP

700 Louisiana, Suite 3400

Houston, Texas 77002

Attn: William S. Moss III

Tel: (713) 238-2649

Fax: (713) 238-4649

Any party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other party notice in the manner herein set forth.

14.	HEADINGS

The Article and Section headings herein are for convenience only and shall not affect the construction hereof.

15.	ENTIRE AGREEMENT

This Agreement constitutes the entire agreement and understanding of the parties in respect of its subject matters and supersedes all prior understandings, agreements, or representations by or among the parties, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby.

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16.	SEVERABILITY

The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof, provided that any provision of this Agreement that is invalid or unenforceable in any situation or in any jurisdiction will not affect the enforceability of the remaining terms and provisions hereof or the enforceability of the offending term or provision in any other situation or in any other jurisdiction.

17.	SUCCESSORS AND ASSIGNS

All of the terms, agreements, covenants, representations, warranties and conditions of this Agreement are binding upon, and inure to the benefit of and are enforceable by, the parties and their respective successors.

18.	COUNTERPARTS

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

19.	NO PRESUMPTION AGAINST ANY PARTY

The parties have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party because of the authorship of any provision of this Agreement.

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IN WITNESS WHEREOF the parties have caused this Agreement to be executed on the day and year first written by the signature of their respective representatives.

By:	By:

Its:	Its:

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